Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
 OF
 KKR AUBERGINE INC.

KKR Aubergine Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), hereby certifies as follows:

1.          The name of this corporation is KKR Aubergine Inc. The original Certificate of Incorporation of the corporation was filed and became effective on October 5, 2021. The name under which this corporation was originally incorporated is KKR Aubergine Inc.

2.         This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of the requisite stockholder of the corporation entitled to vote thereon in accordance with Section 228 of the DGCL, and shall become effective on May 31, 2022 at 4:03 p.m. (Eastern Time).

3.         This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the corporation to read in its entirety as follows:

ARTICLE I
NAME

The name of the Corporation is KKR & Co. Inc. (the “Corporation”).

ARTICLE II
 REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, Delaware 19807. The name of the registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

ARTICLE III
 PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
 AUTHORIZED STOCK

Section  4.01        Capitalization. (a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 5,000,000,000 which shall be divided into two classes as follows:

(i)	3,500,000,000 shares of common stock, $0.01 par value per share (“Common Stock”); and

(ii)
1,500,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which (x) 23,000,000 shares are designated as “6.00% Series C Mandatory Convertible Preferred Stock”, (y) 1 share is designated as “Series I Preferred Stock” (“Series I Preferred Stock”) and (z) the remaining 1,476,999,999 shares may be designated from time to time in accordance with this Article IV.

(b)        The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) solely with the approval of the Series I Preferred Stockholder and, in the case of any increase in the number of authorized shares of Series I Preferred Stock, holders of a majority of the voting power of the Outstanding Designated Stock, in each case, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no other vote of the holders of the Common Stock or any other series of Preferred Stock, voting together or separately as a class, shall be required therefor, unless a vote of the holders of any such class, classes or series is expressly required pursuant to this Certificate of Incorporation.

Section  4.02         Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval (except as may be required by Article XIII  or any certificate of designation relating to any series of Preferred Stock), the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of shares of Preferred Stock then authorized and available for issuance and not committed for other issuance) or decrease (but not below the number of shares of such series then outstanding). The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time Outstanding. Pursuant to the authority conferred upon the Board of Directors by this Article IV, the Board of Directors created a series of 23,000,000 shares designated as the “6.00% Series C Mandatory Convertible Preferred Stock,” the voting powers, designations, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of such series are as set forth on Annex I hereto, which is expressly incorporated herein by reference.

ARTICLE V
 TERMS OF COMMON STOCK

Section  5.01        General. Except as otherwise required by law or as expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, privileges and rights and shall rank equally, share ratably and be identical in all respects as to all matters, with each other share of Common Stock.

Section  5.02        Voting. Each holder of Common Stock, as such, shall not have any voting rights or powers, either general or special, except as required by the DGCL or as expressly provided in this Section 5.02 or Sections 6.01, 6.02 or 6.03. Each record holder of Common Stock shall have one vote for each share of Common Stock that is Outstanding in his, her or its name on the books of the Corporation on all matters on which holders of Common Stock are entitled to vote.

Section  5.03        Dividends. Subject to applicable law and the rights, if any, of the holders of any Outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

Section  5.04        Liquidation. Upon a Dissolution Event, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any Outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such Dissolution Event, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section  5.05        Shares Reserved for Issuance.The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock that shall from time to time be sufficient to effect the exchange of Group Partnership Units pursuant to the Exchange Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the Group Partnership Units by delivery of purchased shares of Common Stock that are held in the treasury of the Corporation.

ARTICLE VI
 VOTING RIGHTS AND CERTAIN TRANSACTIONS

Section  6.01     Sales, Exchanges or Other Dispositions of the Corporation’s Assets. Except as provided in Section 5.04 and Section 6.02, the Corporation may not sell, exchange or otherwise dispose of all or substantially all of the Corporate Group’s assets, taken as a whole, in a single transaction or a series of related transactions, without the approval of the Series I Preferred Stockholder and the holders of a majority of the voting power of Outstanding Designated Stock; provided, however, that this Section 6.01 shall not preclude or limit the Corporation’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Corporate Group (including for the benefit of Persons other than the members of the Corporate Group, including Affiliates of the Series I Preferred Stockholder) and shall not apply to any forced sale of any or all of the assets of the Corporate Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section  6.02        Mergers, Consolidations and Other Business Combinations.

(a)       Except as provided in Section 6.02(b) and subject to any certificate of designation relating to any series of Preferred Stock, the Board of Directors, upon its approval of the Merger Agreement and the approval of the Series I Preferred Stockholder, shall direct that the Merger Agreement and the merger, consolidation or other business combination contemplated thereby be submitted to a vote of holders of Designated Stock, which shall be adopted and approved upon receiving the affirmative vote or consent of the holders of a majority of the voting power of the Outstanding Designated Stock.

(b)        Notwithstanding anything else contained in this Section 6.02 or otherwise in this Certificate of Incorporation, the Corporation is permitted, with the prior vote or consent of the Series I Preferred Stockholder and without any vote of holders of Designated Stock, to merge the Corporation or any Group Member into, or convey all of the Corporation’s assets to, another limited liability entity, which shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Corporation or other Group Member or those arising from its incorporation or formation; provided that (i) the Corporation has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any stockholder, (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Corporation into another limited liability entity and (iii) the governing instruments of the new entity provide the stockholders with substantially the same rights and obligations as are herein contained.

Section  6.03         Amendments of the Certificate of Incorporation.

(a)        Except as provided in Article IV, Section 13.03(b) and subsections (b) through (f) of this Section 6.03, any proposed amendment to this Certificate of Incorporation shall require the approval of the holders of a majority of the voting power of the Outstanding Designated Stock, unless a greater or different percentage is required under the DGCL. The Corporation shall notify all record holders upon final adoption of any such proposed amendments.

(b)        Notwithstanding the provisions of Sections 6.03(a), 6.06 and 13.03(b), no amendment to this Certificate of Incorporation or the Bylaws may (i) enlarge the obligations of any stockholder without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 6.03(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights (including, but not limited to, voting power) of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the Series I Preferred Stockholder or any of its Affiliates without the Series I Preferred Stockholder’s consent, which consent may be given or withheld in its sole discretion.

(c)        Except as provided in Sections 6.02 and 13.03(b), any amendment that would have a material adverse effect on the rights or preferences of any class of stock of the Corporation in relation to other classes of stock of the Corporation (treating the Series I Preferred Stock as a separate class, and not part of the class of Preferred Stock, for this purpose) must be approved by the holders of not less than a majority of the Outstanding stock of the class affected.

(d)        Notwithstanding any other provision of this Certificate of Incorporation, except for amendments adopted pursuant to Section 13.03(b) and except as otherwise provided by Section 6.02, in addition to any other approval required by this Certificate of Incorporation, no amendment shall become effective without the affirmative vote or consent of stockholders holding at least 90% of the voting power of the Outstanding Designated Stock unless the Corporation obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any stockholder under the DGCL.

(e)         Except as provided in Section 13.03(b), subsections (b) through (f) of this Section 6.03 shall only be amended with the affirmative vote or consent of the stockholders holding at least 90% of the voting power of the Outstanding Designated Stock.

(f)        Notwithstanding the provisions of Sections 6.03(a) and 13.03(b), no provision of this Certificate of Incorporation that requires the vote of stockholders holding a percentage of the voting power of Outstanding Designated Stock (including Designated Stock owned by the Series I Preferred Stockholder and its Affiliates) to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of stockholders whose aggregate Outstanding Designated Stock constitutes not less than the voting or consent requirement sought to be reduced.

Section  6.04        Non-Voting Preferred Stock. Notwithstanding anything to the contrary in this Certificate of Incorporation, Section 6.02 and subsections (b) through (f) of Section 6.03 are not applicable to any series of Non-Voting Preferred Stock or the holders of Non-Voting Preferred Stock, which shall have no voting, approval or consent rights under Section 6.02 or Section 6.03. Voting, approval and consent rights of holders of Non-Voting Preferred Stock shall be solely as provided for and set forth in any certificate of designation relating to any series of Non-Voting Preferred Stock.

Section  6.05         Splits and Combinations of Stock.

(a)        Subject to Section 6.05(c), Article XIII and any certificate of designation relating to any series of Preferred Stock, the Corporation may make a pro rata distribution of shares of stock of the Corporation to all record holders or may effect a subdivision or combination of stock of the Corporation so long as, after any such event, each stockholder shall have the same percentage of each class or series of shares of stock of the Corporation as before such event, and any amounts calculated on a per share basis or stated as a number of shares of stock are proportionately adjusted.

(b)        Whenever such a distribution, subdivision or combination of shares of stock of the Corporation or options, rights, warrants or appreciation rights relating to stock of the Corporation is declared, the Board of Directors shall fix a date on which the distribution, subdivision or combination shall be effective, the Corporation shall provide notice of such distribution, subdivision or combination at least 20 days prior to the effective date of such event to the stockholders of the Corporation as of a record date fixed by the Board of Directors for determining the stockholders entitled to receive such notice, which record date for notice shall be not less than 10 days prior to the date on which such notice is given.

(c)       The Corporation shall not be required to issue fractional shares upon any distribution, subdivision or combination of shares of stock of the Corporation. If the Board of Directors determines that no fractional shares shall be issued in connection with any such distribution, subdivision or combination, the fractional shares resulting therefrom shall be treated in accordance with Section 155 of the DGCL.

Section  6.06        Bylaw Amendments. In furtherance and not in limitation of the powers conferred by the DGCL, except as expressly provided in this Certificate of Incorporation or the Bylaws, the Board of Directors is expressly authorized to adopt, amend and repeal, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate of Incorporation. Any adoption, amendment or repeal of the Bylaws that expressly modifies or prejudices the rights of the Independent Directors shall require the affirmative vote or consent of the majority of the Independent Directors.

Section  6.07        Increase of Designated Percentage. The Corporation shall not increase or permit any increase to the Designated Percentage (as such term is defined in the Group Partnership Agreement) to above 40% without the consent of a majority of the Independent Directors; provided, that any consent of the independent directors of the Former Managing Partner given prior to the Old Pubco Incorporation Date shall continue to be effective as the consent of a majority of the Independent Directors for purposes of this Section 6.07.

Section  6.08       Transfer of Group Partnership Class B Units. The Corporation shall not, and shall not permit any of the entities controlled by the Corporation to, consent to any Transfer (as such term is defined in the Group Partnership Agreement) of Class B Units (as such term is defined in the Group Partnership Agreement) without the Transferee (as such term is defined in the Group Partnership Agreement) having entered into a contribution and indemnification agreement that is substantially consistent with the Contribution and Indemnification Agreement among the Group Partnership, KKR Associates Holdings and KKR Intermediate Partnership or a contribution and indemnification agreement that is reasonably satisfactory to the Conflicts Committee of the Board of Directors.

ARTICLE VII
 RIGHT TO ACQUIRE STOCK OF THE CORPORATION

Section  7.01         Right to Acquire Stock of the Corporation.

(a)         Notwithstanding any other provision of this Certificate of Incorporation, if at any time either:

(i)	less than 10% of the total shares of any class then Outstanding (other than Preferred Stock) is held by Persons other than the Series I Preferred Stockholder and its Affiliates; or

(ii)	the Corporation is subjected to registration under the provisions of the U.S. Investment Company Act of 1940, as amended,

the Corporation shall then have the right, which right it may assign and transfer in whole or in part to the Series I Preferred Stockholder or any Affiliate of the Series I Preferred Stockholder, exercisable in its sole discretion, to purchase all, but not less than all, of such shares of such class then Outstanding held by Persons other than the Series I Preferred Stockholder and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 7.01(b) is given and (y) the highest price paid by the Corporation (or any of its Affiliates acting in concert with the Corporation) for any such share of such class purchased during the 90-day period preceding the date that the notice described in Section 7.01(b) is given.

(b)          If the Corporation, the Series I Preferred Stockholder or any Affiliate of the Series I Preferred Stockholder elects to exercise the right to purchase stock of the Corporation granted pursuant to Section 7.01(a), the Corporation shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to provide a copy of such Notice of Election to Purchase to the record holders of such class (as of a record date selected by the Corporation) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and circulated in the Borough of Manhattan, New York City. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 7.01(a)) at which stock of the Corporation will be purchased and state that the Corporation, the Series I Preferred Stockholder or its Affiliate, as the case may be, elects to purchase such stock of the Corporation (in the case of stock of the Corporation evidenced by certificates, upon surrender of certificates representing such stock) in exchange for payment at such office or offices of the Transfer Agent as the Transfer Agent may specify or as may be required by any National Securities Exchange on which such stock of the Corporation is listed or admitted to trading. Any such Notice of Election to Purchase given to a record holder at his or her address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Corporation, the Series I Preferred Stockholder or its Affiliate, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such stock of the Corporation to be purchased in accordance with this Section 7.01. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the stockholders subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any stock certificate shall not have been surrendered for purchase, all rights of such stockholders of the Corporation shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 7.01(a)) for stock of the Corporation therefor, without interest (in the case of stock of the Corporation evidenced by certificates, upon surrender to the Transfer Agent of the certificates representing such stock) and such stock of the Corporation shall thereupon be deemed to be transferred to the Corporation, the Series I Preferred Stockholder or its Affiliate, as the case may be, on the record books of the Transfer Agent and the Corporation, the Series I Preferred Stockholder or its Affiliate, as the case may be, shall be deemed to be the owner of all such stock of the Corporation from and after the Purchase Date and shall have all rights as the owner of such stock of the Corporation.

ARTICLE VIII
 MEETINGS OF STOCKHOLDERS, ACTION WITHOUT A MEETING

Section  8.01         Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of (i) the Board of Directors, (ii) the Series I Preferred Stockholder or (iii) if at any time stockholders of the Corporation other than the Series I Preferred Stockholder are entitled under applicable law or this Certificate of Incorporation to vote on the specific matters proposed to be brought before a special meeting, stockholders of the Corporation representing 50% or more of the voting power of the Outstanding stock of the Corporation of the class or classes for which a meeting is proposed and relating to such matters for which such class or classes are entitled to vote at such meeting. Stockholders of the Corporation shall call a special meeting by delivering to the Board of Directors one or more requests in writing stating that the signing stockholders wish to call a special meeting and indicating the purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from stockholders or within such greater time as may be reasonably necessary for the Corporation to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, notice of such meeting shall be given in accordance with the DGCL. A special meeting shall be held at a time and place determined by the Board of Directors in its sole discretion on a date not less than 10 days nor more than 60 days after notice of the meeting is given. To the fullest extent permitted by law, the Board of Directors shall have full power and authority concerning the satisfaction of the foregoing requirements of this Section 8.01 and any similar matters.

Section  8.02         Written Ballot. Unless the Bylaws provide otherwise, elections of directors need not be by written ballot.

Section  8.03         Action Without a Meeting. If consented to by the Board of Directors in writing (which consent shall not be required with respect to any action to be taken solely by the Series I Preferred Stockholder), any action that may be taken at a meeting of the stockholders entitled to vote may be taken without a meeting, without a vote and without prior notice, if a consent or consents in writing setting forth the action so taken are signed by stockholders owning not less than the minimum percentage of the voting power of the Outstanding stock of the Corporation (including stock of the Corporation deemed owned by the Series I Preferred Stockholder) that would be necessary to authorize or take such action at a meeting at which all the stockholders entitled to vote were present and voted and such consent or consents are delivered in the manner contemplated by Section 228 of the DGCL.

ARTICLE IX
 CORPORATE OPPORTUNITIES

Section  9.01        Outside Activities. Except insofar as the Series I Preferred Stockholder is specifically restricted by Section 13.06(a) and except with respect to any corporate opportunity expressly offered to any Indemnitee solely through their service to the Corporate Group, to the fullest extent permitted by law, each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a violation of this Certificate of Incorporation or any duty otherwise existing at law, in equity or otherwise to any Group Member or any stockholder of the Corporation. Subject to the immediately preceding sentence, no Group Member or any stockholder of the Corporation shall have any rights by virtue of this Certificate of Incorporation, the DGCL or otherwise in any business ventures of any Indemnitee, and the Corporation hereby waives and renounces any interest or expectancy therein.

Section  9.02       Approval and Waiver. Subject to the terms of Section 9.01 and Section 13.06(a), but otherwise notwithstanding anything to the contrary in this Certificate of Incorporation, (i) the engagement in competitive activities by any Indemnitee (other than the Series I Preferred Stockholder) in accordance with the provisions of this Article IX or Section 13.06 is hereby deemed approved by the Corporation and all stockholders, (ii) it shall not be a breach of the Series I Preferred Stockholder’s or any other Indemnitee’s duties or any other obligation of any type whatsoever of the Series I Preferred Stockholder or any other Indemnitee if the Indemnitee (other than the Series I Preferred Stockholder) engages in any such business interests or activities in preference to or to the exclusion of any Group Member, (iii) the Series I Preferred Stockholder and the other Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to any Group Member and (iv) the Corporation hereby waives and renounces any interest or expectancy in such activities such that the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any such Indemnitee.

ARTICLE X
 BUSINESS COMBINATIONS

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI
 INDEMNIFICATION, ADVANCEMENT AND LIABILITY OF INDEMNITEES

Section  11.01       Indemnification and Advancement.

(a)         Indemnification. To the fullest extent permitted by law, but subject to the limitations expressly provided for in this Certificate of Incorporation, all Indemnitees shall be indemnified and held harmless by the Corporation on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee whether arising from acts or omissions to act occurring on, before or after the Old Pubco Incorporation Date; provided that an Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 11.01, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 11.01(g), the Corporation shall be required to indemnify a Person described in such sentence in connection with any claim, demand, action, suit or proceeding (or part thereof) commenced by such Person only if (x) the commencement of such claim, demand, action, suit or proceeding (or part thereof) by such Person was authorized by the Board of Directors or (y) there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such Person was entitled to indemnification by the Corporation pursuant to Section 11.01(g). The indemnification of an Indemnitee of the type identified in clause (e) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Person is entitled from, firstly, the relevant other Person, and from, secondly, the relevant Fund (if applicable), and will only be paid to the extent the primary indemnification is not paid and the proviso set forth in the first sentence of this Section 11.01(a) does not apply; provided that such other Person and such Fund shall not be entitled to contribution or indemnification from or subrogation against the Corporation, unless otherwise mandated by applicable law. If, notwithstanding the foregoing sentence, the Corporation makes an indemnification payment or advances expenses to such an Indemnitee entitled to primary indemnification, the Corporation shall be subrogated to the rights of such Indemnitee against the Person or Persons responsible for the primary indemnification.

(b)         Advancement. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 11.01(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Corporation prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified upon receipt by the Corporation of an undertaking by or on behalf of the Indemnitee to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 11.01.

(c)        Insurance. The Corporation may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the Board of Directors shall determine in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Corporation’s activities or such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.

(d)          Fiduciaries of Employee Benefit Plans. For purposes of this Section 11.01, (i) the Corporation shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Corporation also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 11.01(a); and (iii) any action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Corporation.

(e)         Any indemnification pursuant to this Section 11.01 shall be made only out of the assets of the Corporation. The Series I Preferred Stockholder shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Corporation to enable it to effectuate such indemnification. In no event may an Indemnitee subject any other stockholders of the Corporation to personal liability by reason of the indemnification provisions set forth in this Certificate of Incorporation.

(f)         Interests of Indemnities. To the fullest extent permitted by law, an Indemnitee shall not be denied indemnification in whole or in part under this Section 11.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Certificate of Incorporation.

(g)        Claims. If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 11.01 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Corporation, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees. In any such action the Corporation shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(h)         Heirs and Successors. The provisions of this Section 11.01 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)          No amendment, modification or repeal of this Section 11.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Corporation, nor the obligations of the Corporation to indemnify any such Indemnitee under and in accordance with the provisions of this Section 11.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)        Non-exclusivity. The indemnification provided by this Section 11.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, insurance, pursuant to any vote of the holders of Outstanding Designated Stock entitled to vote on such matter, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity. This Section 11.01 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

Section  11.02       Liability of Indemnitees.

(a)       Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, to the extent and in the manner permitted by law, no Indemnitee shall be liable to the Corporation, the stockholders of the Corporation or any other Persons who have acquired interests in stock of the Corporation, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnitee, or for any breach of contract (including a violation of this Certificate of Incorporation) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct.

(b)         Any amendment, modification or repeal of this Section 11.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 11.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

(c)         A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE XII
 EXCLUSIVE JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a)(i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court located in the State of Delaware; and (b) notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article XII, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act. To the fullest extent permitted by law as it now exists or may hereafter be amended, any person or entity acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII
 TERMS OF SERIES I PREFERRED STOCK

Section  13.01       Designation. The Series I Preferred Stock is hereby designated and created as a series of Preferred Stock. The Series I Preferred Stock is not “Designated Stock” for purposes of this Certificate of Incorporation.

Section  13.02     Dividends. Except for any distribution required by the DGCL to be made upon a Dissolution Event pursuant to Section 13.07, dividends shall not be declared on the Series I Preferred Stock.

Section  13.03       Voting.

(a)         Except as required by the DGCL or as expressly provided in this Certificate of Incorporation or the Bylaws, the exclusive voting power for all purposes relating to holders of Common Stock shall be vested in the Series I Preferred Stockholder. The Series I Preferred Stockholder shall have one vote for each share of Series I Preferred Stock that is Outstanding in its name on the books of the Corporation on all matters on which the Series I Preferred Stockholder is entitled to vote.

(b)         Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, and except as otherwise expressly provided by applicable law, the Series I Preferred Stockholder shall have the sole right to vote on any amendment to this Certificate of Incorporation proposed by the Board of Directors that:

(i)	amends Section 6.07, Section 6.08, Section 13.04 or Section 13.05;

(ii)	is a change in the name of the Corporation, the registered agent of the Corporation or the registered office of the Corporation;

(iii)	the Board of Directors has determined to be necessary or appropriate to address changes in U.S. federal, state and local income tax regulations, legislation or interpretation;

(iv)
the Board of Directors has determined (A) does not adversely affect the stockholders considered as a whole (or adversely affect any particular class or series of stock of the Corporation as compared to another class or series of stock of the Corporation, treating the Common Stock as a separate class for this purpose except under clause (vii) below) in any material respect, (B) to be necessary or appropriate to (1) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal, state, local or non-U.S. agency or judicial authority or contained in any U.S. federal, state, local or non-U.S. statute (including the DGCL) or (2) facilitate the trading of the stock of the Corporation (including the division of any class or classes of Outstanding stock of the Corporation into different classes to facilitate uniformity of tax consequences within such classes of stock of the Corporation) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the stock of the Corporation is or will be listed, (C) to be necessary or appropriate in connection with action taken pursuant to Section 6.05, or (D) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Certificate of Incorporation or is otherwise contemplated by this Certificate of Incorporation;

(v)
is a change in the Fiscal Year or taxable year of the Corporation and any other changes that the Board of Directors has determined to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Corporation including, if the Board of Directors has so determined, subject to any certificate of designation relating to any series of Preferred Stock, the periods of time with respect to which dividends are to be made by the Corporation;

(vi)
is necessary, in the Opinion of Counsel, to prevent the Corporation or the Indemnitees from having a material risk of being in any manner subjected to registration under the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(vii)
the Board of Directors has determined to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of stock of the Corporation or options, rights, warrants or appreciation rights relating to stock of the Corporation;

(viii)	is expressly permitted in this Certificate of Incorporation to be voted on solely by the Series I Preferred Stockholder;

(ix)	is effected, necessitated or contemplated by a Merger Agreement permitted by Section 6.02;

(x)
the Board of Directors has determined to be necessary or appropriate to reflect and account for the formation by the Corporation of, or investment by the Corporation in, any corporation, partnership, joint venture, limited liability company or other Person, in connection with the conduct by the Corporation of activities permitted by the terms of Article III;

(xi)
is effected, necessitated or contemplated by an amendment to the Group Partnership Agreement that requires unitholders of the Group Partnership to provide a statement, certification or other proof of evidence to the Group Partnership regarding whether such unitholder is subject to U.S. federal income taxation on the income generated by the Group Partnership;

(xii)	reflects a merger or conveyance pursuant to Section 6.02(b);

(xiii)	the Board of Directors has determined to be necessary or appropriate to cure any ambiguity, omission, mistake, defect or inconsistency; or

(xiv)	is substantially similar to the foregoing.

The Series I Preferred Stockholder shall have no duty or obligation to consent to any amendment to this Certificate of Incorporation and may decline to do so in its sole and absolute discretion.

Section  13.04      Approval of Certain Other Matters. The Corporation shall not authorize, approve or ratify any of the following actions or any plan with respect thereto without the prior approval of the Series I Preferred Stockholder, which approval may be in the form of an action by written consent of the Series I Preferred Stockholder:

(a)       entry into a debt financing arrangement by the Corporation or any of its Designated Subsidiaries, in one transaction or a series of related transactions, in an amount in excess of 10% of the then existing long-term indebtedness of the Corporation (other than the entry into of a debt financing arrangement between or among any of the Corporation and its wholly owned Designated Subsidiaries);

(b)         the issuance by the Corporation or any of its Designated Subsidiaries, in one transaction or a series of related transactions, of any Securities that would (i) represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 5% on a fully diluted, as converted, exchanged or exercised basis, of any class of equity Securities of the Corporation or any of its Designated Subsidiaries or (ii) have designations, preferences, rights, priorities or powers that are more favorable than those of the Common Stock of the Corporation; provided that no such approval shall be required for issuance of Securities that are issuable upon conversion, exchange or exercise of any Securities that were issued and Outstanding as of the effective date of the Original Certificate;

(c)          the adoption of a shareholder rights plan by the Corporation;

(d)        the amendment of (i) this Certificate of Incorporation, (ii) Sections 2.05 through 2.07, Sections 3.02 through 3.15, Sections 5.03 through 5.05 and Articles IV, VI and VIII of the Bylaws, or (iii) the Group Partnership Agreement;

(e)        the exchange or disposition of all or substantially all of the assets, taken as a whole, of the Corporation or the Group Partnership in a single transaction or a series of related transactions;

(f)         the merger, sale or other combination of the Corporation or the Group Partnership with or into any other Person;

(g)         the transfer, mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets of the Group Partnership;

(h)         the removal of a Chief Executive Officer or a Co‑Chief Executive Officer of the Corporation;

(i)        the termination of the employment of any officer of the Corporation or a Designated Subsidiary of the Corporation or the termination of the association of a partner with any Designated Subsidiary of the Corporation, in each case, without cause;

(j)          the liquidation or dissolution of the Corporation or the Group Partnership; and

(k)          the withdrawal, removal or substitution of any Person as the general partner of the Group Partnership, or the direct or indirect transfer of beneficial ownership of all or any part of a general partner interest in the Group Partnership to any Person other than a wholly owned Designated Subsidiary of the Corporation.

Section  13.05      Officers. The officers of the Corporation shall include a “Chief Executive Officer” or “Co-Chief Executive Officers,” each of whom shall be appointed by the Series I Preferred Stockholder, and who shall hold office for such terms as shall be determined by the Series I Preferred Stockholder or until his or her earlier death, resignation, retirement, disqualification or removal. Any other officer of the Corporation shall be selected and designated pursuant to the Bylaws. Any vacancies occurring in any office of the Chief Executive Officer or Co-Chief Executive Officer shall be filled by the Series I Preferred Stockholder in the same manner as such officers are appointed pursuant to this Section 13.05. Any vacancies occurring in any other offices shall be filled pursuant to the Bylaws. An officer of the Corporation may be removed from office with or without cause at any time by the Board of Directors (and, in case of the Chief Executive Officer or Co-Chief Executive Officers, only with the consent of the Series I Preferred Stockholder in accordance with Section 13.04).

Section  13.06       Outside Activities.

(a)         The Series I Preferred Stockholder, for so long as it owns Series I Preferred Stock, (i) agrees that its sole business will be to act as the Series I Preferred Stockholder and as a general partner or managing member of any partnership or limited liability company of which the Corporation is, directly or indirectly, a partner, member, trustee or stockholder and to undertake activities that are ancillary or related thereto and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as the Series I Preferred Stockholder and as a general partner, managing member, trustee or stockholder of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b)        The Series I Preferred Stockholder and any of its Affiliates may acquire stock of the Corporation or options, rights, warrants or appreciation rights relating to stock of the Corporation and, except as otherwise expressly provided in this Certificate of Incorporation, shall be entitled to exercise all rights of a stockholder of the Corporation relating to such stock or options, rights, warrants or appreciation rights relating to stock of the Corporation.

Section  13.07       Liquidation Rights. Upon any Dissolution Event, after payment or provision for the liabilities of the Corporation (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series I Preferred Stock in accordance with Section 5.04,  the Series I Preferred Stockholder shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, before any payment or distribution of assets is made in respect of Common Stock, distributions equal to the Series I Liquidation Value. The Series I Preferred Stock ranks junior to any series of Preferred Stock that is designated as senior to the Series I Preferred Stock from time to time, with respect to distributions of assets upon a Dissolution Event.

Section  13.08       Transfers of Series I Preferred Stock.

(a)        The Series I Preferred Stockholder may transfer all or part of the shares of Series I Preferred Stock held by it without the approval of any other stockholder of the Corporation; provided that, notwithstanding anything herein to the contrary but subject to Section 13.08(c), no transfer by the Series I Preferred Stockholder of all or part of the shares of Series I Preferred Stock held by it to another Person shall be permitted unless (i) the written approval of the Board of Directors and a Majority in Interest of the Series I Preferred Stockholder is obtained prior to such transfer, (ii) the transferee agrees to assume the rights and duties of the Series I Preferred Stockholder under this Certificate of Incorporation and to be bound by the provisions of this Certificate of Incorporation and (iii) the Corporation receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any stockholder of the Corporation. Any purported transfer of shares of Series I Preferred Stock not made in accordance with this Section 13.08 shall be null and void and any shares of Series I Preferred Stock purportedly transferred in violation of this Section 13.08(a) shall be automatically redeemed by the Corporation without consideration and, notwithstanding anything herein to the contrary, shall become treasury shares and may only be disposed of by the Corporation with the approval of a Majority in Interest of the Series I Preferred Stockholder.

(b)        Subject to (i) the provisions of this Section 13.08, (ii) any contractual provisions binding on the Series I Preferred Stockholder and (iii) provisions of applicable law, including the Securities Act, the shares of Series I Preferred Stock shall be freely transferable.

(c)         Nothing contained in this Certificate of Incorporation shall be construed to prevent a disposition or any other type of transfer by any partner of the Series I Preferred Stockholder of any or all of the issued and outstanding equity or other interests in the Series I Preferred Stockholder.

(d)        Notwithstanding the other provisions of this Section 13.08, no transfer of any shares of stock of the Corporation shall be made if such transfer would violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any U.S. state securities commission or any other governmental authority with jurisdiction over such transfer.

Section  13.09       Limitation on Duties and Reimbursement of Expenses.

(a)          To the fullest extent permitted by law, stockholders of the Corporation expressly acknowledge that the Series I Preferred Stockholder is under no obligation to consider the separate interests of the other stockholders of the Corporation (including the tax consequences to such stockholders) in deciding whether to cause the Corporation to take (or decline to take) any action, and that, to the fullest extent permitted by law, the Series I Preferred Stockholder shall not be liable to the other stockholders of the Corporation for monetary damages or equitable relief for losses sustained, liabilities incurred or benefits not derived by such stockholders in connection with such decisions.

(b)         To the fullest extent permitted by law, the Series I Preferred Stockholder may exercise any of the powers granted to it by this Certificate of Incorporation and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Series I Preferred Stockholder shall not be responsible for any misconduct, negligence or wrongdoing on the part of any such agent appointed by the Series I Preferred Stockholder in good faith.

(c)          To the fullest extent permitted by law, in connection with any action taken with respect to the Corporate Group, the Series I Preferred Stockholder may (i) rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and (ii) consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and, to the fullest extent permitted by law, any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Series I Preferred Stockholder reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(d)         The Series I Preferred Stockholder may, upon written request to the Corporation, be reimbursed for all direct and indirect expenses the Series I Preferred Stockholder incurs in connection with any action taken with respect to the Corporate Group. Reimbursements pursuant to this Section 13.09 shall be in addition to any reimbursement to the Series I Preferred Stockholder as a result of indemnification pursuant to Section 11.01.

ARTICLE XIV
 MISCELLANEOUS

Section  14.01       Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Certificate of Incorporation:

“Advised Entity” means any fund or vehicle that is advised, sponsored, raised or managed by the Corporation or its Affiliates or any portfolio investment of any such fund or vehicle.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation, other entity or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“beneficial owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act (and “beneficially own” and “beneficial ownership” shall each have a correlative meaning).

“Board of Directors” has the meaning assigned to such term in Section 4.02.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to close.

“Bylaws” means the bylaws of the Corporation as in effect from time to time.

“Certificate of Incorporation” means this Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time, including pursuant to any certificate of designation relating to any series of Preferred Stock.

“Class B Stockholder” has the meaning assigned to such term in the Original Certificate.

“Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such class of stock of the Corporation is listed or admitted to trading or, if such class of stock of the Corporation is not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such class of stock of the Corporation, or, if on any such day such class of stock of the Corporation is not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such class of stock of the Corporation selected by the Corporation in its sole discretion, or if on any such day no market maker is making a market in such class of stock of the Corporation, the fair value of such class of stock of the Corporation on such day as determined by the Corporation in its sole discretion.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” has the meaning assigned to such term in Section 4.01(a)(i).

“Conflicts Committee” means a committee of the Board of Directors composed entirely of one or more directors who meet the independence standards (but not the financial literacy or financial expert qualifications) required to serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Stock is listed for trading.

“Contribution and Indemnification Agreement” means any contribution and indemnification agreement among the Group Partnership and the other parties thereto providing for the transfer by such other parties to the Group Partnership of all or part of the amounts borne by the Group Partnership, directly or indirectly, with respect to any “carried interest” or similar profit interest distributed by a Fund pursuant to the obligation of the general partner of a Fund to return such amounts to the Fund.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Entity” when used with reference to a Person, means any Person controlled by such Person.

“Corporate Group” means the Corporation and its Subsidiaries.

“Corporation” has the meaning assigned to such term in Article I.

“Current Market Price” as of any date of any class of stock of the Corporation means the average of the daily Closing Prices per share of such class for the 20 consecutive Trading Days immediately prior to such date.

“Designated Stock” means the Common Stock and any other stock of the Corporation that is designated as “Designated Stock” from time to time pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). The Series I Preferred Stock is not Designated Stock as of the effectiveness of this Certificate of Incorporation.

“Designated Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Designated Subsidiaries of such Person or (3) one or more Designated Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Designated Subsidiary will refer to a Designated Subsidiary of the Corporation (which shall be deemed to include the Group Partnership and its Designated Subsidiaries), but shall exclude any Advised Entity, irrespective of whether such Advised Entity is consolidated in the financial statements of the Corporation or such Affiliate.

“DGCL” means the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

“Dissolution Event” means an event giving rise to the dissolution, liquidation or winding up of the Corporation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Exchange Agreement” means the Third Amended and Restated Exchange Agreement, dated as of January 1, 2020, among KKR Group Partnership, KKR Holdings, Old Pubco, and KKR Group Holdings Corp., as it may be amended, supplemented or restated from time to time.

“Fiscal Year” means a fiscal year of the Corporation.

“Former Managing Partner” means KKR Management LLP, in its capacity as the former general partner of KKR & Co. L.P.

“Fund” means any fund, investment vehicle or account whose investments are managed or advised by the Corporation (if any) or an Affiliate thereof.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting, exercising investment power or disposing of any stock of the Corporation with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, stock of the Corporation.

“Group Member” means a member of the Corporate Group.

“Group Partnership” means, collectively, KKR Group Partnership L.P. and any future partnership designated by the Board of Directors as a Group Partnership.

“Group Partnership Agreement” means, collectively, the Fourth Amended and Restated Limited Partnership Agreement of the Group Partnership (and the partnership agreement then in effect of any future partnership designated by the Board of Directors as a Group Partnership), as they may each be amended, supplemented or restated from time to time.

“Group Partnership Unit” means, collectively, one Class A partnership unit in each of Group Partnership and any future partnership designated by the Board of Directors as a Group Partnership issued under its respective Group Partnership Agreement.

 “Indemnitee” means, to the fullest extent permitted by law, (a) the Series I Preferred Stockholder, (b) the Former Managing Partner, (c) any Person who is or was an Affiliate of the Series I Preferred Stockholder or the Former Managing Partner, (d) any Person who is or was a member, partner, Tax Matters Partner (as defined in the Code as in effect prior to 2018), Partnership Representative (as defined in the Code), officer, director, employee, agent, fiduciary or trustee of any Group Member, the Group Partnership, the Corporation and its Subsidiaries, the Series I Preferred Stockholder or the Former Managing Partner or any Affiliate of any Group Member, the Series I Preferred Stockholder or the Former Managing Partner, (e) any Person who is or was serving at the request of the Corporation or the Former Managing Partner or any Affiliate of the Corporation or the Former Managing Partner as an officer, director, employee, member, partner, Tax Matters Partner, Partnership Representative, agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for- services basis or similar arms-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services and (f) any Person the Corporation in its sole discretion designates as an “Indemnitee” as permitted by applicable law.

“Independent Directors” means the members of the Board of Directors who are “independent” as that term is defined in the rules of the New York Stock Exchange from time to time.

“Investment Agreement” means the amended and restated investment agreement between KKR & Co. L.P., KKR & Co. (Guernsey) L.P., a Guernsey limited partnership, formerly known as KKR Private Equity Investors, L.P., and the other parties thereto, dated October 1, 2009, as amended from time to time.

“KKR Associates Holdings” means KKR Associates Holdings L.P., a Cayman limited partnership, and any successor thereto.

“KKR Associates Reserve” means KKR Associates Reserve L.P., a Delaware limited partnership, and any successor thereto.

“KKR Group Holdings Corp.” means KKR Group Holdings Corp., a Delaware corporation, and any successor thereto.

“KKR Group Partnership” means KKR Group Partnership L.P., a Cayman limited partnership, and any successor thereto.

“KKR Holdings” means KKR Holdings L.P., a Cayman limited partnership, and any successor thereto.

“KKR Intermediate Partnership” means KKR Intermediate Partnership L.P., a Cayman limited partnership, or any successor thereto.

“KKR Management LLP” means KKR Management LLP, a Delaware limited liability partnership (formerly known as KKR Management LLC, a Delaware limited liability company), or any successor thereto.

“Majority in Interest of the Series I Preferred Stockholder” means a majority in interest of Class A partners of KKR Management LLP (or persons deemed to represent such interest) or, with respect to any other successor entity that becomes the Series I Preferred Stockholder, a majority of the common equity interests of such successor entity.

“Merger Agreement” means a written agreement of merger, consolidation or other similar business combination providing for the merger, consolidation or other combination of the Corporation with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts, unincorporated businesses or other Person permitted by the DGCL, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)), formed under the laws of the State of Delaware or any other state of the United States of America.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act or any successor thereto and any other securities exchange (whether or not registered with the Commission under Section 6(a) of the Exchange Act) that the Board of Directors shall designate as a National Securities Exchange for purposes of this Certificate of Incorporation and the Bylaws.

“Non-Voting Preferred Stock” means any series of Preferred Stock of the Corporation, other than the Series I Preferred Stock or any other series of Preferred Stock of the Corporation that is designated as voting Preferred Stock from time to time pursuant to this Certificate of Incorporation or any certificate of designation relating to any series of Preferred Stock. The 6.00% Series C Mandatory Convertible Preferred Stock is the only Non-Voting Preferred Stock Outstanding as of the effectiveness of this Certificate of Incorporation.

“Notice of Election to Purchase” has the meaning assigned to such term in Section 7.01(b).

“Old Pubco” means KKR Group Co. Inc., formerly known as KKR & Co. Inc.

 “Old Pubco Incorporation Date” means July 1, 2018.

“Opinion of Counsel” means a written opinion of counsel acceptable to the Board of Directors in its discretion.

“Original Certificate” means the original certificate of incorporation of Old Pubco, as filed with the Secretary of State of the State of Delaware on May 3, 2018 and effective on July 1, 2018.

“Outstanding” means, with respect to stock of the Corporation, all shares of stock that are issued by the Corporation and reflected as outstanding on the Corporation’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the Series I Preferred Stockholder or its Affiliates) beneficially owns 20% or more of any class of stock (treating the Series I Preferred Stock as a separate class, and not part of the class of Preferred Stock, for this purpose), all such shares of stock owned by such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of stockholders of the Corporation to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Certificate of Incorporation (such shares of stock shall not, however, be treated as a separate class of stock for purposes of this Certificate of Incorporation); provided further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any shares of stock of any class then Outstanding directly from the Series I Preferred Stockholder or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any shares of stock of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the Board of Directors shall have notified such Person or Group in writing that such limitation shall not apply or (iii) to any Person or Group who acquired 20% or more of any such shares of stock with the prior approval of the Board of Directors. The determinations of the matters described in clauses (i), (ii) and (iii) of the foregoing sentence shall be conclusively determined by the Board of Directors, which determination shall be final and binding on all stockholders of the Corporation.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Preferred Stock” has the meaning set forth in Section 4.01(a)(ii).

“Purchase Date” means the date determined by the Corporation as the date for purchase of all Outstanding stock of a certain class (other than shares owned by the Series I Preferred Stockholder and its Affiliates) pursuant to Article VII.

“Registration Statement” shall have the meaning set forth in the Investment Agreement.

“Securities” means any debt or equity securities of an issuer and its Designated Subsidiaries and other Controlled Entities, including common and preferred stock, interests in limited partnerships and interests in limited liability companies (including warrants, rights, put and call options and other options relating thereto or any combination thereof), notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, choses in action, other property or interests commonly regarded as securities, interests in real property, whether improved or unimproved, interests in oil and gas properties and mineral properties, short-term investments commonly regarded as money-market investments, bank deposits and interests in personal property of all kinds, whether tangible or intangible, and any securities convertible into, or exercisable or exchangeable for, any of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Series I Liquidation Value” means $0.01 per share of Series I Preferred Stock.

“Series I Preferred Stock” means the Series I Preferred Stock having the designations, rights, powers and preferences set forth in Article XIII.

“Series I Preferred Stockholder” means KKR Management LLP (including in its prior role and status as the Class B Stockholder of Old Pubco pursuant to the Original Certificate) and any successor or permitted assign that owns the Series I Preferred Stock at the applicable time.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under U.S. GAAP.

“Trading Day” means a day on which the principal National Securities Exchange on which such stock of the Corporation of any class is listed or admitted to trading is open for the transaction of business or, if a class of stock of the Corporation is not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer”, when used in this Certificate of Incorporation with respect to shares of stock of the Corporation, shall include (i) with respect to any share of Series I Preferred Stock held by the Series I Preferred Stockholder, a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise, and (ii) with respect to shares of any other stock of the Corporation, a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Transfer Agent” means such bank, trust company or other Person (including the Series I Preferred Stockholder or one of its Affiliates) as shall be appointed from time to time by the Board of Directors to act as registrar and transfer agent for the Common Stock and the Preferred Stock (other than Series I Preferred Stock).

“U.S. GAAP” means U.S. generally accepted accounting principles consistently applied.

Section  14.02       Invalidity of Provisions. If any provision of this Certificate of Incorporation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section  14.03       Construction; Section Headings. For purposes of this Certificate of Incorporation, unless the context otherwise requires, (i) references to “Articles”, “Sections” and “clauses” refer to articles, sections and clauses of this Certificate of Incorporation and (ii) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation. Section headings in this Certificate of Incorporation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

ARTICLE XV
 SUNSET DATE AMENDMENT

Section 15.01        Sunset Date Amendment.  This Article XV and any changes to the other provisions of the Certificate of Incorporation specified in this Article XV shall only become effective on the Sunset Date.

Section 15.02        Definitions.  Unless otherwise specified herein, the following terms apply only to this Article XV of this Certificate of Incorporation:

“Co-Founders” means Henry R. Kravis and George R. Roberts (each, a “Co-Founder”).

“KKR Group” means (A) the Corporation and KKR Management LLP, (B) any direct or indirect subsidiaries of the Corporation, including but not limited to KKR Group Partnership and its direct and indirect subsidiaries (not including portfolio companies, joint ventures or other equity stakes in third parties), (C) KKR Holdings, KKR Associates Holdings. and KKR Associates Reserve, their respective general partners, and their respective direct and indirect subsidiaries, and (D) any investment fund, account or vehicle that is managed, advised or sponsored by any direct or indirect subsidiary of the Corporation.

“Sunset Date” means the earlier of (i) the six-month anniversary of the Sunset Trigger Date (unless following the Sunset Trigger Date, KKR Management LLP determines in its sole discretion that the Sunset Date should occur earlier, in which case the Sunset Date shall be such earlier date of filing of an amended and/or restated certification of incorporation accelerating such date) and (ii) December 31, 2026.

“Sunset Trigger Date” means the first date on which the death or Permanent Disability of both Co-Founders has been determined to have occurred.

“Permanent Disability” means, as to any person, any mental disability or incapacity which (i) is reasonably expected to be permanent and has continued for a period of 120 consecutive days and (ii) would materially and adversely affect such person’s ability to perform, cause, or make determinations with respect to, such person’s duties and obligations that are materially relevant to such person’s then position with the KKR Group, including the voting by KKR Management LLP of the sole share of Series I Preferred Stock. Any question as to the existence, extent, or potentiality of the applicable Co-Founder’s Permanent Disability upon which such Co-Founder and the Board of Directors cannot agree shall be determined by a qualified, independent physician selected by such board and approved by such Co-Founder (or an authorized representative) (which approval shall not be unreasonably withheld, delayed or conditioned). The physician selected shall determine, according to the facts then available, whether and when a Permanent Disability has occurred. The determination of any such physician shall be final and conclusive for all purposes of this Certificate of Incorporation.

Section 15.03        Amendments.  On the Sunset Date:

A.
Section 6.04 (Non-Voting Preferred Stock) and Article XIII (Terms of Series I Preferred Stock) of this Certificate of Incorporation shall be deemed to be deleted in their entirety and all references to Section 6.04, Article XIII and any sections thereof in the other provisions of this Certificate of Incorporation shall be deemed to be deleted.

B.
References to “the Series I Preferred Stockholder,” “Series I Preferred Stockholder and its Affiliates” and “any Affiliate of the Series I Preferred Stockholder” in Article VII (Right to Acquire Stock of the Corporation) of this Certificate of Incorporation shall be deemed to be deleted and disregarded. References to “the Series I Preferred Stockholder” in Section 11.01(e) (Indemnification and Advancement) of this Certificate of Incorporation shall be replaced with, and shall be deemed to be a reference to, “KKR Management LLP.” References to “the Series I Preferred Stockholder” in Section 6.01 (Sales, Exchanges or Other Dispositions of the Corporation’s Assets), Section 6.02 (Mergers, Consolidations and Other Business Combinations), Section 8.03 (Action Without a Meeting) and Section 9.01 (Outside Activities) of this Certificate of Incorporation shall be deemed to be deleted and disregarded.

C.
The Series I Preferred Stock shall be cancelled and retired and shall not be reissued, and a Certificate of Retirement in respect of the Series I Preferred Stock shall be filed with the Delaware Secretary State, following which (subject to any increase or decrease in the authorized number of shares of any class or series of capital stock, or the creation, elimination, retirement, cancellation, reclassification or other change in respect of any class or series of capital stock, in each case occurring after the date of the original adoption of this Article XV and before the Sunset Date) Section 4.01 (Capitalization) of this Certificate of Incorporation shall be amended to read in its entirety as follows:

Section 4.01          Capitalization.

(a)           The total number of shares of all classes of stock that the Corporation shall have authority to issue is 5,000,000,000 which shall be divided into two classes as follows:

(i).	3,500,000,000 shares of common stock, $0.01 par value per share (“Common Stock”); and

(ii).	1,500,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which (y) 23,000,000 shares are designated as the “6.00% Series C Mandatory Convertible Preferred Stock” and (z) the remaining 1,477,000,000 shares may be designated from time to time in accordance with this Article IV.

(b)          Common Stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors of the Corporation (the “Board of Directors”).

(c)         The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote thereto, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate vote of the holders of the Common Stock or Preferred Stock, voting together or separately as a class shall be required therefor, unless a vote of the holders of any such class or series is expressly required pursuant to this Certificate of Incorporation.

D.           Section 5.02 (Voting) of this Certificate of Incorporation shall be deemed to be amended and restated to read in its entirety as follows:

Section 5.02         Voting. Each record holder of Common Stock, as such, shall have one vote for each share of Common Stock that is Outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

E.             Paragraphs (b), (c) and (f) of Section 6.03 (Amendments of the Certificate of Incorporation) of this Certificate of Incorporation shall be deemed to be amended and restated to read in their entirety as follows:

Section 6.03          Amendments of the Certificate of Incorporation.

(b)           Notwithstanding the provisions of Sections 6.03(a) and 6.06, no amendment to this Certificate of Incorporation or the Bylaws may enlarge the obligations of any stockholder without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 6.03(c).

(c)            Except as provided in Section 6.02, any amendment that would have a material adverse effect on the rights or preferences of any class of stock of the Corporation in relation to other classes of stock of the Corporation must be approved by the holders of not less than a majority of the Outstanding stock of the class affected.

(f)            Notwithstanding the provisions of Section 6.03(a), no provision of this Certificate of Incorporation that requires the vote of stockholders holding a percentage of the voting power of Outstanding Designated Stock to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of stockholders whose aggregate Outstanding Designated Stock constitutes not less than the voting or consent requirement sought to be reduced.

F.             Section 8.01 (Special Meetings) shall be deemed to be amended and restated to read in its entirety as follows:

              Section 8.01           Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of (i) the Board of Directors, or (ii) stockholders of the Corporation representing 50% or more of the voting power of the Outstanding stock of the Corporation of the class or classes for which a meeting is proposed and relating to such matters for which such class or classes are entitled to vote at such meeting. Stockholders of the Corporation shall call a special meeting by delivering to the Board of Directors one or more requests in writing stating that the signing stockholders wish to call a special meeting and indicating the purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from stockholders or within such greater time as may be reasonably necessary for the Corporation to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, notice of such meeting shall be given in accordance with the DGCL. A special meeting shall be held at a time and place determined by the Board of Directors in its sole discretion on a date not less than 10 days nor more than 60 days after notice of the meeting is given. To the fullest extent permitted by law, the Board of Directors shall have full power and authority concerning the satisfaction of the foregoing requirements of this Section 8.01 and any similar matters.

G.            Section 9.02 (Approval and Waiver) shall be deemed to be amended and restated to read in its entirety as follows:

                Section 9.02          Approval and Waiver. Subject to the terms of Section 9.01, but otherwise notwithstanding anything to the contrary in this Certificate of Incorporation, (i) the engagement in competitive activities by any Indemnitee in accordance with the provisions of this Article IX is hereby deemed approved by the Corporation and all stockholders, (ii) it shall not be a breach of any Indemnitee’s duties or any other obligation of any type whatsoever of any Indemnitee if the Indemnitee engages in any such business interests or activities in preference to or to the exclusion of any Group Member, (iii) the Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise to present business opportunities to any Group Member and (iv) the Corporation hereby waives and renounces any interest or expectancy in such activities such that the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to (A) any such Indemnitee or (B) prior to the Sunset Date (as defined in Section 15.02), KKR Management LLP.

H.            Section 14.01 (Definitions) shall be deemed to be amended as follows:

a.
The following definitions shall be deleted in their entirety: “Majority in Interest of the Series I Preferred Stockholder,” “Non-Voting Preferred Stock,” “Series I Liquidation Value,” “Series I Preferred Stock” and “Series I Preferred Stockholder.”

b.
References in the definitions of “Designated Stock,” “Indemnitee,” “Outstanding,” “transfer” and “Transfer Agent” to Series I Preferred Stockholder shall be changed to KKR Management LLP and references to Series I Preferred Stock and Series II Preferred Stock in such definitions shall be disregarded.

Section 15.04        Other Amendments.  Effective on the Sunset Date, this Certificate of Incorporation shall be deemed amended to reflect (i) any other conforming changes relating to the changes described in this Article XV and (ii) any other changes to this Certificate of Incorporation not reflected herein as the Board of Directors may consent to with the approval of the Series I Preferred Stockholder and any other approval required by applicable law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 31th day of May, 2022.

KKR AUBERGINE INC.

By:	/s/ David J. Sorkin
Name:David J. Sorkin
Title:Secretary

ANNEX I

[See Attached]

CERTIFICATE OF DESIGNATIONS
 OF
 6.00% SERIES C MANDATORY CONVERTIBLE PREFERRED STOCK
 OF
 KKR & CO. INC.

Section 1.     Designation and Number of Shares. Pursuant to the Charter, there is hereby created out of the authorized and unissued shares of preferred stock of the Corporation, par value $0.01 per share (“Preferred Stock”), a series of Preferred Stock consisting of 23,000,000 shares of Preferred Stock designated as the “6.00% Series C Mandatory Convertible Preferred Stock” (the “Mandatory Convertible Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors or any duly authorized committee thereof, subject to the terms and conditions hereof and the requirements of applicable law; provided that (i) no increase shall cause the number of authorized shares of Mandatory Convertible Preferred Stock to exceed the total number of authorized shares of Preferred Stock and (ii) no decrease shall reduce the number of shares of Mandatory Convertible Preferred Stock to a number less than the number of such shares then outstanding.

Section 2.     General Matters; Ranking. Each share of Mandatory Convertible Preferred Stock shall be identical in all respects to every other share of Mandatory Convertible Preferred Stock. The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon the liquidation, winding‑up or dissolution, as applicable, of the Corporation, shall rank (i) senior to each class or series of Junior Stock, (ii) on parity with each class or series of Parity Stock, (iii) junior to each class or series of Senior Stock and (iv) junior to the Corporation’s existing and future indebtedness and other liabilities. In addition, with respect to dividend rights and distribution rights upon the liquidation, winding‑up or dissolution of the Corporation, the Mandatory Convertible Preferred Stock will be structurally subordinated to any existing and future indebtedness and other liabilities of each of its Subsidiaries.

Section 3.     Standard Definitions. As used herein with respect to Mandatory Convertible Preferred Stock:

“Accumulated Dividend Amount” means, with respect to any Fundamental Change, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, for Dividend Periods prior to the relevant Fundamental Change Effective Date, including for the partial Dividend Period, if any, from, and including, the Dividend Payment Date immediately preceding such Fundamental Change Effective Date to, but excluding, such Fundamental Change Effective Date, subject to the last sentence of Section 10(a).

“Acquisition Termination Conversion Rate” means a rate equal to the Fundamental Change Conversion Rate, assuming for such purpose that the date on which the Corporation provides notice of Acquisition Termination Redemption is the Fundamental Change Effective Date, and that the Acquisition Termination Share Price is the Fundamental Change Stock Price.

“Acquisition Termination Dividend Amount” means an amount of cash equal to the sum of:

(i)	the Fundamental Change Dividend Make‑Whole Amount; and

(ii)	the Accumulated Dividend Amount,

assuming in each case, for such purpose that the date on which the Corporation provides notice of Acquisition Termination Redemption is the Fundamental Change Effective Date.

“Acquisition Termination Event” means either (1) the Merger Agreement is terminated or (2) the Corporation determines in its reasonable judgment that the Acquisition will not occur.

“Acquisition Termination Make‑Whole Amount” means, for each share of Mandatory Convertible Preferred Stock, an amount payable in cash equal to $50.00 plus accumulated and unpaid dividends to, but excluding, the Acquisition Termination Redemption Date (whether or not declared); provided, however, that if the Acquisition Termination Share Price exceeds the Initial Price, the Acquisition Termination Make‑Whole Amount will equal the Reference Amount, which may be paid in cash, shares of Common Stock or a combination thereof pursuant to Section 6.

“Acquisition Termination Market Value” means the Average VWAP per share of Common Stock over the 20 consecutive Trading Day period commencing on, and including, the second Trading Day following the date on which the Corporation provides notice of an Acquisition Termination Redemption.

“Acquisition Termination Redemption” shall have the meaning set forth in Section 6.

“Acquisition Termination Redemption Date” means the date specified by the Corporation in its notice of Acquisition Termination Redemption that is not less than 30 nor more than 60 days following the date on which the Corporation provides notice of such Acquisition Termination Redemption; provided that such date shall be a Business Day; provided, further, that, if the Acquisition Termination Share Price is greater than the Initial Price and the Corporation elects to:

(i)	pay cash in lieu of delivering all or any portion of the shares of Common Stock equal to the Acquisition Termination Conversion Rate, or

(ii)	deliver shares of Common Stock in lieu of all or any portion of the Acquisition Termination Dividend Amount,

the Acquisition Termination Redemption Date will be the second Business Day following the last Trading Day of the 20 consecutive Trading Day period used to determine the Acquisition Termination Market Value.

“Acquisition Termination Share Price” means the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date on which the Corporation provides notice of Acquisition Termination Redemption.

“ADRs” shall have the meaning set forth in Section 15.

“Agent Members” shall have the meaning set forth in Section 21(a).

“Applicable Market Value” means the Average VWAP per share of Common Stock over the Settlement Period.

“Average Price” shall have the meaning set forth in Section 4(c)(iii).

“Average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.

“Averaging Period” shall have the meaning set forth in Section 14(a)(v).

“Board of Directors” shall have the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Bylaws” means the Bylaws of the Corporation, as they may be amended or restated from time to time.

“Certificate of Designations” shall have the meaning set forth in the recitals.

“Charter” shall have the meaning set forth in the recitals.

 “Clause A Distribution” shall have the meaning set forth in Section 14(a)(iii).

“Clause B Distribution” shall have the meaning set forth in Section 14(a)(iii).

“Clause C Distribution” shall have the meaning set forth in Section 14(a)(iii).

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation, subject to Section 15.

“Continuing KKR Person” means, immediately prior to and immediately following any relevant date of determination, (i) an individual who (a) is an executive of the KKR Group, (b) devotes substantially all of his or her business and professional time to the activities of the KKR Group and (c) did not become an executive of the KKR Group or begin devoting substantially all of his or her business and professional time to the activities of the KKR Group in contemplation of a Fundamental Change, or (ii) any “person” in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the controlling interests.

“Conversion and Dividend Disbursing Agent” means American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed conversion and dividend disbursing agent for Mandatory Convertible Preferred Stock, and any successor appointed under Section 16.

“Conversion Date” shall mean the Mandatory Conversion Date, the Fundamental Change Conversion Date or the Early Conversion Date, as applicable.

“Corporation” shall have the meaning set forth in the recitals.

“Depositary” means DTC or its nominee or any successor appointed by the Corporation.

“Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year to, and including, September 15, 2023.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date.

“Dividend Rate” shall have the meaning set for in Section 4(a).

“DTC” means The Depository Trust Company.

“Early Conversion” shall have the meaning set forth in Section 9(a).

“Early Conversion Additional Conversion Amount” shall have the meaning set forth in Section 9(b)(i).

“Early Conversion Average Price” shall have the meaning set forth in Section 9(b)(ii).

“Early Conversion Date” shall have the meaning set forth in Section 11(b).

“Early Conversion Settlement Period” shall have the meaning set forth in Section 9(b)(ii).

“Effective Date” shall mean the first date on which the shares of Common Stock trade on the Relevant Stock Exchange, regular way, reflecting the relevant share split or share combination, as applicable.

“Ex‑Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Property” shall have the meaning set forth in Section 15.

“Existing Series I Preferred Stock” means the preferred stock, with a liquidation value of $0.01 per share, of the Corporation.

“Expiration Date” shall have the meaning set forth in Section 14(a)(v).

“Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.

“Floor Price” shall have the meaning set forth in Section 4(e)(ii).

A “Fundamental Change” shall be deemed to have occurred, at any time after the Initial Issue Date of the Mandatory Convertible Preferred Stock, if any of the following occurs:

(i)
the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or a combination thereof); (B) any consolidation, merger or other combination of the Corporation or binding share exchange pursuant to which the Common Stock will be converted into, or exchanged for, stock, other securities or other property or assets (including cash or a combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries taken as a whole, to any person other than a Continuing KKR Person or one or more of the Corporation’s Wholly‑ Owned Subsidiaries;

(ii)
any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Corporation, any of its Wholly‑Owned Subsidiaries, a Continuing KKR Person or any of the Corporation’s or its Wholly‑Owned Subsidiaries’ employee benefit plans (or any person or entity acting solely in its capacity as trustee, agent or other fiduciary or administrator of any such plan), filing a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of the Corporation’s directors; or

(iii)
the Common Stock (or other common stock constituting Exchange Property) ceases to be listed or quoted for trading on NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or another U.S. national securities exchange or any of their respective successors).

However, a transaction or transactions described in clause (i) or clause (ii) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by holders of the Common Stock, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) becomes the Exchange Property.

“Fundamental Change Conversion” shall have the meaning set forth in Section 10(a)(i).

“Fundamental Change Conversion Date” shall have the meaning set forth in Section 11(c).

“Fundamental Change Conversion Period” means the period beginning on, and including, the Fundamental Change Effective Date and ending at the Close of Business on the date that is 20 calendar days after the Fundamental Change Effective Date (but in no event later than September 15, 2023). If the Corporation provides the Fundamental Change Notice later than the second Business Day following the Fundamental Change Effective Date, the Fundamental Change Conversion Period shall be extended by a number of days equal to the number of days from, and including, the Fundamental Change Effective Date to, but excluding, the date of such Fundamental Change Notice; provided, however, that the Fundamental Change Conversion Period shall not be extended beyond September 15, 2023.

“Fundamental Change Conversion Rate” means, for any Fundamental Change Conversion, the conversion rate per share of the Mandatory Convertible Preferred Stock set forth in the table below for the Fundamental Change Effective Date and the Fundamental Change Stock Price applicable to such Fundamental Change:

	Fundamental Change Stock Price
Fundamental Change Effective Date	$25.00	$30.00	$35.00	$40.00	$42.87	$45.00	$50.00	$55.00	$60.00	$70.00	$80.00	$100.00
August 14, 2020	1.2338	1.2165	1.1989	1.1834	1.1758	1.1707	1.1608	1.1531	1.1474	1.1402	1.1365	1.1343
September 15, 2021	1.2902	1.2637	1.2365	1.2126	1.2009	1.1933	1.1785	1.1676	1.1598	1.1505	1.1463	1.1442
September 15, 2022	1.3567	1.3219	1.2802	1.2416	1.2229	1.2110	1.1892	1.1747	1.1656	1.1570	1.1545	1.1543
September 15, 2023	1.4285	1.4285	1.4285	1.2500	1.1663	1.1662	1.1662	1.1662	1.1662	1.1662	1.1662	1.1662

The exact Fundamental Change Stock Price and Fundamental Change Effective Date may not be set forth in the table, in which case:

(i)
if the Fundamental Change Stock Price is between two Fundamental Change Stock Price amounts in the table above or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table above, the Fundamental Change Conversion Rate shall be determined by a straight‑line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Stock Price amounts and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365 or 366‑day year, as applicable;

(ii)
if the Fundamental Change Stock Price is in excess of $100.00 per share (subject to adjustment in the same manner as adjustments are made to the Fundamental Change Stock Prices in the column headings of the table above), then the Fundamental Change Conversion Rate shall be the Minimum Conversion Rate; and

(iii)
if the Fundamental Change Stock Price is less than $25.00 per share (subject to adjustment in the same manner as adjustments are made to the Fundamental Change Stock Prices in the column headings of the table above), then the Fundamental Change Conversion Rate shall be the Maximum Conversion Rate.

The Fundamental Change Stock Prices in the column headings in the table above are each subject to adjustment as of any date on which the Fixed Conversion Rates are adjusted. The adjusted Fundamental Change Stock Prices shall equal (x) the Fundamental Change Stock Prices applicable immediately prior to such adjustment, multiplied by (y) a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Stock Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. The Fundamental Change Conversion Rates set forth in the table above will be each subject to adjustment in the same manner and at the same time as each Fixed Conversion Rate as set forth in Section 14.

“Fundamental Change Conversion Right” shall have the meaning set forth in Section 10(a).

“Fundamental Change Dividend Make‑Whole Amount” shall have the meaning set forth in Section 10(a)(ii).

“Fundamental Change Effective Date” shall mean the effective date of the relevant Fundamental Change.

“Fundamental Change Notice” shall have the meaning set forth in Section 10(b).

“Fundamental Change Stock Price” means, for any Fundamental Change, the price paid (or deemed paid) per share of Common Stock in the Fundamental Change, which shall equal (i) if all holders of Common Stock receive only cash in such Fundamental Change, the amount of cash paid per share of Common Stock in such Fundamental Change, and (ii) in all other cases, the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Fundamental Change Effective Date.

“Global Preferred Certificate” shall have the meaning set forth in Section 21(a).

“Global Preferred Share” shall have the meaning set forth in Section 21(a).

“Holder” means each Person in whose name shares of Mandatory Convertible Preferred Stock are registered, who shall be treated by the Corporation and the Registrar as the absolute owner of those shares of Mandatory Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Initial Dividend Threshold” shall have the meaning set forth in Section 14(a)(iv).

“Initial Issue Date” means August 14, 2020, the first original issue date of shares of the Mandatory Convertible Preferred Stock of KKR Group Co. Inc. (“Old Pubco”).

“Initial Price” means $50.00, divided by the Maximum Conversion Rate, which quotient is initially equal to approximately $35.00.

“Junior Stock” means (i) the Common Stock, (ii) the Existing Series I Preferred Stock and (iii) each other class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding‑up or dissolution or (y) on parity with the Mandatory Convertible Preferred Stock as to dividend rights or and distribution rights upon the Corporation’s liquidation, winding‑up or dissolution.

“KKR Fund” shall have the meaning set forth in the definition of “KKR Group.”

“KKR Group” means the KKR Group Partnership, the direct and indirect parents (including, without limitation, general partners) of the KKR Group Partnership (the “Parent Entities”), any direct or indirect Subsidiaries of the Parent Entities or the KKR Group Partnership, the general partner or similar controlling entities of any investment or vehicle that is managed, advised or sponsored by the KKR Group (“KKR Fund”) and any other entity through which any of the foregoing directly or indirectly conduct its business, but shall exclude any company in which a KKR Fund has an investment.

“KKR Group Partnership” means KKR Group Partnership L.P.

“Liquidation Dividend Amount” shall have the meaning set forth in Section 5(a).

“Liquidation Preference” means, as to Mandatory Convertible Preferred Stock, $50.00 per share.

“Mandatory Conversion” shall have the meaning set forth in Section 8(a).

“Mandatory Conversion Additional Conversion Amount” shall have the meaning set forth in Section 8(c)(i).

“Mandatory Conversion Date” means the second Business Day immediately following the last Trading Day of the Settlement Period. The Mandatory Conversion Date is expected to be September 15, 2023. If the Mandatory Conversion Date occurs after September 15, 2023 (whether because a Scheduled Trading Day during the Settlement Period is not a Trading Day due to the occurrence of a Market Disruption Event or otherwise), no interest or other amounts will accrue as a result of such postponement.

“Mandatory Conversion Rate” shall have the meaning set forth in Section 8(b).

“Mandatory Convertible Preferred Stock” shall have the meaning set forth in Section 1 of this Certificate of Designations.

“Market Disruption Event” means (i) a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or (ii) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock, for more than a one half‑hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Common Stock.

“Maximum Conversion Rate” shall have the meaning set forth in Section 8(b)(iii).

“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 7, 2020, among Magnolia Parent LLC, Magnolia Merger Sub Limited, Global Atlantic, Global Atlantic Financial Life Limited, LAMC LP, and Goldman Sachs & Co. LLC, solely in its capacity as the Equity Representative (as defined in the Merger Agreement).

“Minimum Conversion Rate” shall have the meaning set forth in Section 8(b)(i).

“Nonpayment” shall have the meaning set forth in Section 7(b)(i).

“Nonpayment Remedy” shall have the meaning set forth in Section 7(b)(iii). “NYSE” means The New York Stock Exchange.

“Officer” means the Chairman, any Vice Chairman, any Chief Executive Officer, the Chief Administrative Officer, the Treasurer, any Vice President, any Assistant Treasurer, the Principal Accounting Officer, the Chief Financial Officer, the Chief Accounting Officer, the Chief Operating Officer, the General Counsel, the Secretary or any Assistant Secretary of the Corporation, as the case may be.

“Open of Business” means 9:00 a.m., New York City time.

“Outside Termination Date” shall have the meaning set forth in the Merger Agreement.

“Parent Entities” shall have the meaning set forth in the definition of “KKR Group.”

“Parity Stock” means any class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding‑up or dissolution.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Stock” shall have the meaning set forth in Section 1 of this Certificate of Designations.

“Preferred Stock Directors” shall have the meaning set forth in Section 7(b)(i).

“Prospectus Supplement” means the preliminary prospectus supplement of Old Pubco dated August 10, 2020, relating to the offering and sale of the Mandatory Convertible Preferred Stock of Old Pubco, as supplemented by the related pricing term sheet.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

“Record Holder” means, with respect to any Dividend Payment Date, a Holder of record of the Mandatory Convertible Preferred Stock as such Holder appears on the stock register of the Corporation at the Close of Business on the related Regular Record Date.

“Reference Amount” means, for each share of Mandatory Convertible Preferred Stock, an amount equal to the sum of the following amounts:

(i)	a number of shares of Common Stock equal to the Acquisition Termination Conversion Rate; plus

(ii)	cash in an amount equal to the Acquisition Termination Dividend Amount;

provided that the Corporation may deliver cash in lieu of all or any portion of the shares of Common Stock set forth in clause (i) above, and the Corporation may deliver shares of Common Stock in lieu of all or any portion of the cash amount set forth in clause (ii) above, in each case, pursuant to Section 6.

“Registrar” initially means American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed registrar for Mandatory Convertible Preferred Stock and any successor appointed under Section 16.

“Regular Record Date” means, with respect to any Dividend Payment Date, the March 1, June 1, September 1 and December 1, as the case may be, immediately preceding the relevant Dividend Payment Date. These Regular Record Dates shall apply regardless of whether a particular Regular Record Date is a Business Day.

“Relevant Stock Exchange” means NYSE or, if the Common Stock is not then listed on NYSE, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading.

“Reorganization Common Stock” shall have the meaning set forth in Section 15.

“Reorganization Valuation Percentage” for any Reorganization Event shall be equal to (x) the Average VWAP of one share of the relevant Reorganization Common Stock over the relevant Reorganization Valuation Period (determined as if references to “Common Stock” in the definition of “VWAP” were references to the “Reorganization Common Stock” for such Reorganization Event), divided by (y) the Average VWAP of one share of Common Stock over the relevant Reorganization Valuation Period.

“Reorganization Valuation Period” for any Reorganization Event means the five consecutive Trading Day period immediately preceding, but excluding, the effective date for such Reorganization Event.

“Reorganization Event” shall have the meaning set forth in Section 15.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Stock” means each class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding‑up or dissolution.

“Settlement Period” means the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding September 15, 2023.

“Share Dilution Amount” means the increase in the number of diluted shares of Common Stock outstanding (determined in accordance with U.S. generally accepted accounting principles, and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity‑based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“Shelf Registration Statement” means a shelf registration statement filed with the Securities and Exchange Commission in connection with the issuance of, or for resales of, shares of Common Stock issued as payment of a dividend on shares of the Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion.

“Spin‑Off” means a payment of a dividend or other distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Corporation that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Threshold Appreciation Price” means $50.00, divided by the Minimum Conversion Rate, which quotient is initially equal to approximately $42.87.

“Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in Common Stock generally occurs on the Relevant Stock Exchange; provided that if the Common Stock is not listed or admitted for trading, “Trading Day” means any Business Day.

 “Transfer Agent” shall initially mean American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed transfer agent for Mandatory Convertible Preferred Stock and any successor appointed under Section 16.

“Trigger Event” shall have the meaning set forth in Section 14(a)(iii).

“Unit of Exchange Property” shall have the meaning set forth in Section 15.

“Valuation Period” shall have the meaning set forth in Section 14(a)(iii).

“Voting Preferred Stock” means any other class or series of Parity Stock upon which like voting powers for the election of directors as set forth in Section 7 have been conferred and are exercisable.

“VWAP” per share of Common Stock on any Trading Day means the per share volume‑weighted average price as displayed on Bloomberg page “KKR<EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume‑weighted average price is not available, the market value per share of Common Stock on such Trading Day as determined, using a volume‑weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose).

“Wholly‑Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed to be replaced by a reference to “100%”.

Section 4.   Dividends.

(a)          Rate. Subject to the rights of holders of any class or series of Senior Stock, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, or an authorized committee thereof, out of funds of the Corporation legally available for payment, in the case of dividends paid in cash, and shares of Common Stock legally permitted to be issued, in the case of dividends paid in shares of Common Stock, cumulative dividends at the rate per annum of 6.00% of the Liquidation Preference per share of the Mandatory Convertible Preferred Stock (the “Dividend Rate”) (equivalent to $3.00 per annum per share), payable in cash, by delivery of shares of Common Stock or through any combination of cash and shares of Common Stock pursuant to Section 4(c), as determined by the Corporation in its sole discretion (subject to the limitations set forth in Section 4(e)).

If declared, dividends on the Mandatory Convertible Preferred Stock shall be payable quarterly on each Dividend Payment Date at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date, whether or not in any Dividend Period or Dividend Periods there have been funds legally available or shares of Common Stock legally permitted to be issued for the payment of such dividends.

If declared, dividends shall be payable on the relevant Dividend Payment Date to Record Holders on the immediately preceding Regular Record Date, whether or not such Record Holders early convert their shares of Mandatory Convertible Preferred Stock, or such shares are automatically converted, after a Regular Record Date and on or prior to the immediately succeeding Dividend Payment Date; provided that the Regular Record Date for any such dividend shall not precede the date on which such dividend was so declared. If a Dividend Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The amount of dividends payable on each share of Mandatory Convertible Preferred Stock for each full Dividend Period (subsequent to the initial Dividend Period) shall be computed by dividing the Dividend Rate by four. Dividends payable on Mandatory Convertible Preferred Stock for the initial Dividend Period and any partial Dividend Period shall be computed based upon the actual number of days elapsed during such period over a 360‑day year (consisting of twelve 30‑day months). Accumulated dividends on shares of the Mandatory Convertible Preferred Stock shall not bear interest, nor shall additional dividends be payable thereon, if they are paid subsequent to the applicable Dividend Payment Date.

No dividend shall be paid unless and until the Board of Directors, or an authorized committee of the Board of Directors, declares a dividend payable with respect to the Mandatory Convertible Preferred Stock. No dividend shall be declared or paid upon, or any sum of cash or number of shares of Common Stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid upon, or a sufficient sum of cash or number of shares of Common Stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

Holders shall not be entitled to any dividends on Mandatory Convertible Preferred Stock, whether payable in cash, property or shares of Common Stock, in excess of full cumulative dividends.

Except as described in this Section 4(a), dividends on shares of Mandatory Convertible Preferred Stock converted to Common Stock shall cease to accumulate, and all other rights of Holders will terminate, from and after the applicable Conversion Date (other than the right to receive the consideration due upon such conversion as described herein).

(b)          Priority of Dividends. So long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other class or series of Junior Stock, and no Common Stock or any other class or series of Junior Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its Subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding Dividend Periods have been declared and paid in full in cash, shares of the Common Stock or a combination thereof, or a sufficient sum of cash or number of shares of the Common Stock has been set apart for the payment of such dividends, on all outstanding shares of Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to:

(i)           any dividend or distribution payable in shares of Common Stock or other Junior Stock, together with cash in lieu of any fractional share;

(ii)          purchases, redemptions or other acquisitions of Common Stock or other Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business, including, without limitation, (x) purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (y) the forfeiture of unvested shares of restricted stock or share withholding or other acquisitions or surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise), and (z) the payment of cash in lieu of fractional shares;

(iii)         purchases or deemed purchases or acquisitions of fractional interests in shares of any Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of other Junior Stock or any securities exchangeable for or convertible into shares of Common Stock or other Junior Stock;

(iv)         any dividends or distributions of rights or Common Stock or other Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

(v)          purchases of Common Stock or other Junior Stock pursuant to a contractually binding requirement to buy Common Stock or other Junior Stock, including under a contractually binding stock repurchase plan, in each case, existing prior to the date of the Prospectus Supplement;

(vi)         the acquisition by the Corporation or any of its Subsidiaries of record ownership in Common Stock or other Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its Subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and

(vii)       the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and the payment of cash in lieu of fractional shares.

                When dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid in full on any Dividend Payment Date (or, in case of Parity Stock having dividend payment dates different from such Dividend Payment Dates, on a dividend payment date falling within a regular dividend period related to such Dividend Payment Date), or (ii) have been declared but a sum of cash or number of shares of Common Stock sufficient for payment thereof has not been set aside for the benefit of the Holders thereof on the applicable Regular Record Date, no dividends may be declared or paid on any shares of Parity Stock unless dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock shall be allocated pro rata among the Holders of the shares of the Mandatory Convertible Preferred Stock and the holders of any shares of Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments for the declared dividend bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and all declared and unpaid dividends per share on such shares of Parity Stock bear to each other (subject to their having been declared by the Board of Directors, or an authorized committee thereof, out of legally available funds); provided that any unpaid dividends on the Mandatory Convertible Preferred Stock will continue to accumulate, except as described herein. For purposes of this calculation, with respect to non‑cumulative Parity Stock, the Corporation shall use the full amount of dividends that would be payable for the most recent dividend period if dividends were declared in full on such non‑cumulative Parity Stock.

               Subject to the foregoing, and not otherwise, such dividends as may be determined by the Board of Directors, or an authorized committee thereof, may be declared and paid (payable in cash, securities or other property) on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends.

               (c)          Method of Payment of Dividends. (i) Subject to the limitations set forth in Section 4(e), the Corporation may pay any declared dividend (or any portion of any declared dividend) on the shares of Mandatory Convertible Preferred Stock (whether or not for a current Dividend Period or any prior Dividend Period, including in connection with the payment of declared and unpaid dividends pursuant to Section 8 or Section 10), as determined in the Corporation’s sole discretion:

(A)	in cash;

(B)	by delivery of shares of Common Stock; or

(C)	through any combination of cash and shares of Common Stock.

(ii)         The Corporation shall make each payment of a declared dividend on the shares of Mandatory Convertible Preferred Stock in cash, except to the extent the Corporation elects to make all or any portion of such payment in shares of Common Stock. The Corporation shall give notice to Holders of any such election, and the portion of such payment that will be made in cash and the portion that will be made in shares of Common Stock, no later than 10 Scheduled Trading Days prior to the Dividend Payment Date for such dividend, provided, however, that if the Corporation does not provide timely notice of this election, the Corporation will be deemed to have elected to pay the relevant dividend in cash.

(iii)       All cash payments to which a Holder is entitled in connection with a declared dividend on the shares of Mandatory Convertible Preferred Stock will be rounded to the nearest cent. If the Corporation elects to make any such payment of a declared dividend, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the Average VWAP per share of Common Stock over the five consecutive Trading Day period beginning on, and including, the sixth Scheduled Trading Day prior to the applicable Dividend Payment Date (such average, the “Average Price”). If the five Trading Day period to determine the Average Price ends on or after the relevant Dividend Payment Date (whether because a Scheduled Trading Day is not a Trading Day due to the occurrence of a Market Disruption Event or otherwise), then the Dividend Payment Date will be postponed until the second Business Day after the final Trading Day of such five Trading Day period; provided that no interest or other amounts shall accrue as a result of such postponement.

(d)          No fractional shares of Common Stock shall be delivered to the Holders in payment or partial payment of a dividend. The Corporation shall instead, to the extent it is legally permitted to do so, pay a cash amount (computed to the nearest cent) to each Holder that would otherwise be entitled to receive a fraction of a share of Common Stock based on the Average Price with respect to such dividend.

(e)           Notwithstanding the foregoing, in no event shall the number of shares of Common Stock to be delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to:

(i)           the declared dividend, divided by

(ii)          $12.25, subject to adjustment in a manner inversely proportional to any anti‑dilution adjustment to each Fixed Conversion Rate as provided in Section 14 (such dollar amount, as adjusted, the “Floor Price”).

To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of Common Stock delivered in connection with such declared dividend and (y) 97% of the Average Price, the Corporation shall, if it is legally able to do so, and to the extent permitted under the terms of the documents governing the Corporation’s indebtedness, notwithstanding any notice by the Corporation to the contrary, pay such excess amount in cash (computed to the nearest cent). To the extent that the Corporation is not able to pay such excess amount in cash under applicable law and in compliance with its indebtedness, the Corporation shall not have any obligation to pay such amount in cash or deliver additional shares of Common Stock in respect of such amount, and such amount shall not form a part of the cumulative dividends that may be deemed to accumulate on the shares of Mandatory Convertible Preferred Stock.

(f)          To the extent that a Shelf Registration Statement is required in the Corporation’s reasonable judgment in connection with the issuance of, or for resales of, Common Stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, the Corporation shall, to the extent such a Shelf Registration Statement is not currently filed and effective, use its commercially reasonable efforts to file and maintain the effectiveness of such a Shelf Registration Statement until the earlier of such time as all such shares of Common Stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not (and were not at any time during the preceding three months) “affiliates” of the Corporation for purposes of the Securities Act. To the extent applicable, the Corporation shall also use its commercially reasonable efforts to have such shares of the Common Stock approved for listing on NYSE (or if the Common Stock is not listed on NYSE, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed), and qualified or registered under applicable state securities laws, if required; provided that the Corporation will not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it is not presently subject to taxation as a foreign corporation and such qualification or action would subject it to such taxation.

Section 5.    Liquidation, Dissolution or Winding‑Up. (a) In the event of any voluntary or involuntary liquidation, winding‑up or dissolution of the Corporation, each Holder shall be entitled to receive, per share of Mandatory Convertible Preferred Stock, the Liquidation Preference of $50.00 per share of the Mandatory Convertible Preferred Stock, plus an amount (the “Liquidation Dividend Amount”) equal to accumulated and unpaid dividends on such share, whether or not declared, to, but excluding, the date fixed for liquidation, winding‑up or dissolution to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of debt and other liabilities owed to the Corporation’s creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of any Junior Stock, including, without limitation, Common Stock.

(b)          If, upon the voluntary or involuntary liquidation, winding‑up or dissolution of the Corporation, the amounts payable with respect to (1) the Liquidation Preference plus the Liquidation Dividend Amount on the shares of the Mandatory Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for liquidation, winding up or dissolution) on, all Parity Stock, if applicable, are not paid in full, the Holders and all holders of any such Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.

(c)          After the payment to any Holder of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for such Holder’s shares of Mandatory Convertible Preferred Stock, such Holder as such shall have no right or claim to any of the remaining assets of the Corporation.

(d)          Neither the sale, lease nor exchange of all or substantially all of Corporation’s assets or business (other than in connection with the liquidation, winding‑up or dissolution of the Corporation), nor its merger or consolidation into or with any other Person, shall be deemed to be the voluntary or involuntary liquidation, winding‑up or dissolution of the Corporation.

Section 6.   Acquisition Termination Redemption; No Sinking Fund.

Other than pursuant to the acquisition termination redemption provisions set forth in this Section 6, the Mandatory Convertible Preferred Stock shall not be subject to any redemption, sinking fund or other similar provisions. However, at the Corporation’s option, it may purchase or exchange the Mandatory Convertible Preferred Stock from time to time in the open market, by tender or exchange offer or otherwise, without the consent of, or notice to, Holders.

Within 10 Business Days following the earlier of (a) the Close of Business on May 7, 2021 (or any later date corresponding to the Outside Termination Date as extended pursuant to the Merger Agreement), if the consummation of the Acquisition has not occurred on or prior to such time on such date, and (b) the date on which an Acquisition Termination Event occurs, the Corporation may, at its option, give notice of an acquisition termination redemption (an “Acquisition Termination Redemption”) to the Holders (provided that, to the extent the shares of Mandatory Convertible Preferred Stock are held in book‑entry form through the Depositary, the Corporation may give such notice in any manner permitted by the Depositary). If the Corporation provides notice of Acquisition Termination Redemption to Holders, then, on the Acquisition Termination Redemption Date, the Corporation will redeem the shares of Mandatory Convertible Preferred Stock, in whole, but not in part, at a redemption amount per share of Mandatory Convertible Preferred Stock equal to the Acquisition Termination Make‑Whole Amount. The Corporation shall pay the Acquisition Termination Make‑Whole Amount in cash unless the Acquisition Termination Share Price is greater than the Initial Price, in which case it will pay the Acquisition Termination Make‑Whole Amount in shares of Common Stock and cash, unless it elects, subject to certain limitations, to pay the Acquisition Termination Make‑Whole Amount in cash or shares of Common Stock in lieu thereof.

If the Acquisition Termination Share Price exceeds the Initial Price:

(i)
the Corporation may elect to pay cash in lieu of delivering all or any portion of the number of shares of Common Stock equal to the Acquisition Termination Conversion Rate. If the Corporation makes such an election, the Corporation will deliver cash (computed to the nearest cent) in an amount equal to such number of shares of Common Stock in respect of which the Corporation has made this election multiplied by the Acquisition Termination Market Value; and

(ii)
the Corporation may elect to deliver shares of Common Stock in lieu of paying cash for some or all of the Acquisition Termination Dividend Amount. If the Corporation makes such an election, the Corporation will deliver a number of shares of Common Stock equal to such portion of the Acquisition Termination Dividend Amount to be paid in shares of Common Stock divided by the greater of (x) the Floor Price and (y) 97% of the Acquisition Termination Market Value; provided that, if the Acquisition Termination Dividend Amount or portion thereof in respect of which shares of Common Stock are delivered exceeds the product of such number of shares of Common Stock multiplied by 97% of the Acquisition Termination Market Value, the Corporation shall, if the Corporation is legally able to do so, declare and pay such excess amount in cash (computed to the nearest cent); provided further that to the extent the Corporation is not able to pay such excess amount in cash under applicable law and in compliance with its indebtedness, the Corporation shall not have any obligation to pay such amount in cash or deliver additional shares of Common Stock in respect of such amount.

If any portion of the Acquisition Termination Make‑Whole Amount is to be paid in shares of Common Stock, no fractional shares of Common Stock shall be delivered to the Holders. The Corporation shall instead pay a cash adjustment to each Holder that would otherwise be entitled to a fraction of a share of Common Stock based on the Average VWAP per share of Common Stock over the five consecutive Trading Day period beginning on, and including, the sixth Scheduled Trading Day immediately preceding the Acquisition Termination Redemption Date. If more than one share of Mandatory Convertible Preferred Stock is to be redeemed from a Holder, the number of shares of Common Stock issuable in connection with the payment of the Reference Amount shall be computed on the basis of the aggregate number of shares of Mandatory Convertible Preferred Stock so redeemed.

To the extent a Shelf Registration Statement is required in the Corporation’s reasonable judgment in connection with the issuance of, or for resales of, Common Stock issued as payment of the Acquisition Termination Make‑Whole Amount, the Corporation shall, to the extent such a Shelf Registration Statement is not currently filed and effective, use its commercially reasonable efforts to file and maintain the effectiveness of such a Shelf Registration Statement until the earlier of such time as all such shares of Common Stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not (and were not at any time during the preceding three months) “affiliates” of the Corporation for purposes of the Securities Act. To the extent applicable, the Corporation shall also use its commercially reasonable efforts to have such shares of Common Stock approved for listing on NYSE (or if the Common Stock is not listed on NYSE, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed) and qualified or registered under applicable state securities laws, if required; provided that the Corporation shall not be required to qualify as a foreign corporation or to take any action that would subject the Corporation to general service of process in any such jurisdiction where the Corporation is not presently qualified or where the Corporation is not presently subject to taxation as a foreign corporation and such qualification or action would subject the Corporation to such taxation.

The notice of Acquisition Termination Redemption shall specify, among other things:

(ii)        the Acquisition Termination Make‑Whole Amount;

(iii)       if the Acquisition Termination Share Price exceeds the Initial Price, the number of shares of Common Stock and the amount of cash comprising the Reference Amount per share of Mandatory Convertible Preferred Stock (before giving effect to any election to pay or deliver, with respect to each share of Mandatory Convertible Preferred Stock, cash in lieu of all or a portion of a number of shares of Common Stock equal to the Acquisition Termination Conversion Rate or shares of Common Stock in lieu of some or all of the cash in respect of the Acquisition Termination Dividend Amount);

(iv)        if the Acquisition Termination Share Price exceeds the Initial Price, whether the Corporation will pay cash in lieu of delivering all or any portion of the number of shares of Common Stock equal to the Acquisition Termination Conversion Rate comprising a portion of the Reference Amount (specifying, if applicable, the number of such shares of Common Stock in respect of which cash will be paid);

(v)         if the Acquisition Termination Share Price exceeds the Initial Price, whether the Corporation will deliver shares of Common Stock in lieu of paying cash for all or any portion of the Acquisition Termination Dividend Amount comprising a portion of the Reference Amount (specifying, if applicable, the percentage of the Acquisition Termination Dividend Amount in respect of which shares of Common Stock will be delivered in lieu of cash); and

(vi)          the scheduled Acquisition Termination Redemption Date (specifying, as applicable, a fixed date or that the Acquisition Termination Redemption Date will be the second Business Day following the last Trading Day of the 20 consecutive Trading Day period used to determine the Acquisition Termination Market Value).

Section 7.    Voting Power.

(a)        General. Holders shall not have any voting rights or powers other than those set forth in this Section 7, except as specifically required by Delaware law or by the Charter from time to time.

(b)        Right to Elect Two Directors Upon Nonpayment. (i) Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the authorized number of directors on the Board of Directors shall, at the Corporation’s next annual meeting of the stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and Holders, voting together as a single class with holders of any and all other series of Voting Preferred Stock then outstanding, shall be entitled, at the Corporation’s next annual meeting of stockholders or at a special meeting of stockholders, if any, as provided below, to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”); provided, however, that the election of any such Preferred Stock Directors will not cause the Corporation to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that the Board of Directors shall, at no time, include more than two Preferred Stock Directors.

(ii)        In the event of a Nonpayment, the Holders of at least 25% of the shares of the Mandatory Convertible Preferred Stock and holders of record of any other series of Voting Preferred Stock may request that a special meeting of stockholders be called to elect such Preferred Stock Directors (provided, however, that if the next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors, to the extent otherwise permitted by the Bylaws, shall, instead, be included in the agenda for, and shall be held at, such scheduled annual or special meeting of stockholders). The Preferred Stock Directors shall stand for reelection annually, at each subsequent annual meeting of the stockholders, so long as the Holders continue to have such voting powers. At any meeting at which the Holders are entitled to elect Preferred Stock Directors, the holders of record of a majority in voting power of the then outstanding shares of Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock, present in person or represented by proxy, shall constitute a quorum and the vote of the holders of a majority in voting power of such shares of Mandatory Convertible Preferred Stock and other Voting Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors. Whether a plurality, majority or other portion in voting power of Mandatory Convertible Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other Voting Preferred Stock voted.

(iii)       If and when all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been paid in full, or declared and a sum or number of shares of the Common Stock sufficient for such payment shall have been set aside for the benefit of the Holders thereof on the applicable Regular Record Date (a “Nonpayment Remedy”), the Holders shall immediately and, without any further action by the Corporation, be divested of the voting powers described in this Section 7(b), subject to the revesting of such powers in the event of each subsequent Nonpayment. If such voting powers for the Holders and all other holders of Voting Preferred Stock shall have terminated, each Preferred Stock Director then in office shall automatically be disqualified as a director and shall no longer be a director and the term of office of each Preferred Stock Director so elected shall terminate at such time and the authorized number of directors on the Board of Directors shall automatically decrease by two.

(iv)        Any Preferred Stock Director may be removed at any time, with or without cause, by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class), when they have the voting powers described in this Section 7(b). In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, except in the event that such vacancy is created as a result of such Preferred Stock Director being removed, or if no Preferred Stock Director remains in office, such vacancy may be filled by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting powers described in this Section 7(b); provided, however, that the election of any such Preferred Stock Directors to fill such vacancy will not cause the Corporation to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

(c)        Other Voting Powers. So long as any shares of the Mandatory Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of record of at least two‑thirds in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock at the time outstanding and entitled to vote thereon (subject to the last paragraph of this Section 7(c)), voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such stockholders:

(i)    amend or alter the provisions of the Charter so as to authorize or create, or increase the authorized number of, any class or series of Senior Stock;

(ii)      amend, alter or repeal any provision of the Charter or the Certificate of Designations so as to adversely affect the special rights, preferences or voting powers of the Mandatory Convertible Preferred Stock; or

(iii)      consummate a binding share exchange or reclassification involving the shares of the Mandatory Convertible Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case: (i) the shares of the Mandatory Convertible Preferred Stock remain outstanding following the consummation of such binding share exchange, reclassification, merger or consolidation or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity (or the Mandatory Convertible Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) the shares of the Mandatory Convertible Preferred Stock that remain outstanding or such shares of preference securities, as the case may be, have such rights, preferences and voting  powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the Mandatory Convertible Preferred Stock immediately prior to the consummation of such transaction;

provided, however, that in the event a transaction would trigger voting powers under clauses (ii) and (iii) above, clause (iii) shall govern; provided, further, however, that for all purposes of this Section 7(c):

(1)	any increase in the number of the Corporation’s authorized but unissued shares of Preferred Stock,

(2)	any increase in the number of the authorized or issued shares of Mandatory Convertible Preferred Stock, or

(3)	the creation and issuance, or increase in the authorized or issued number, of any class or series of Parity Stock or Junior Stock,

shall be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of Holders.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the rights, preferences or voting powers of one or more but not all series of Voting Preferred Stock (including the Mandatory Convertible Preferred Stock for this purpose), then only the series of Voting Preferred Stock the rights, preferences or voting powers of which are adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

(d)      Without the consent of the Holders, so long as such action does not adversely affect the special rights, preferences or voting powers of the Mandatory Convertible Preferred Stock, and limitations and restrictions thereof, the Corporation may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock for the following purposes:

(i)
to cure any ambiguity, omission or mistake, or to correct or supplement any provision contained in the Certificate of Designations that may be defective or inconsistent with any other provision contained in the Certificate of Designations;

(ii)
to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of the Charter or the Certificate of Designations; or

(iii)	to make any other change that does not adversely affect the rights of any Holder (other than any Holder that consents to such change).

In addition, without the consent of the Holders, the Corporation may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock in order to (x) conform the terms thereof to the description of the terms of the Mandatory Convertible Preferred Stock set forth under “Description of Mandatory Convertible Preferred Stock” in the Prospectus Supplement or (y) file a certificate of correction with respect to the Certificate of Designations to the extent permitted by Section 103(f) of the Delaware General Corporation Law.

(e)      Prior to the Close of Business on the applicable Conversion Date, the shares of Common Stock issuable upon conversion of any shares of the Mandatory Convertible Preferred Stock shall not be deemed to be outstanding for any purpose and Holders shall have no rights, powers or preferences with respect to such shares of Common Stock, including voting powers, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.

(f)          The number of votes that each share of Mandatory Convertible Preferred Stock and any Voting Preferred Stock participating in the votes set forth in this Section 7 shall have and shall be in proportion to the liquidation preference of such share.

(g)          The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, applicable law and the rules of any national securities exchange or other trading facility on which the Mandatory Convertible Preferred Stock is listed or traded at the time.

Section 8.    Mandatory Conversion on the Mandatory Conversion Date. (a) Each outstanding share of the Mandatory Convertible Preferred Stock shall automatically convert (unless previously converted or redeemed in accordance with Section 6, Section 9 or Section 10) on the Mandatory Conversion Date (“Mandatory Conversion”), into a number of shares of Common Stock equal to the Mandatory Conversion Rate.

(b)          The “Mandatory Conversion Rate” shall, subject to adjustment in accordance with Section 8(c), be as follows:

(i)           if the Applicable Market Value is greater than the Threshold Appreciation Price, then the Mandatory Conversion Rate shall be equal to 1.1662 shares of Common Stock per share of the Mandatory Convertible Preferred Stock (the “Minimum Conversion Rate”);

(ii)          if the Applicable Market Value is less than or equal to the Threshold Appreciation Price but equal to or greater than the Initial Price, then the Mandatory Conversion Rate per share of the Mandatory Convertible Preferred Stock shall be equal to $50.00 divided by the Applicable Market Value, rounded to the nearest ten‑thousandth of a share of Common Stock; or

(iii)          if the Applicable Market Value is less than the Initial Price, then the Mandatory Conversion Rate shall be equal to 1.4285 shares of Common Stock per share of the Mandatory Convertible Preferred Stock (the “Maximum Conversion Rate”);

provided that the Fixed Conversion Rates are each subject to adjustment in accordance with the provisions of Section 14.

(c)          If the Corporation declares a dividend on the Mandatory Convertible Preferred Stock for the Dividend Period ending on, but excluding, September 15, 2023, the Corporation shall pay such dividend to the Record Holders as of the immediately preceding Regular Record Date, in accordance with Section 4. If on or prior to September 15, 2023, the Corporation has not declared all or any portion of the accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the Mandatory Conversion Rate shall be adjusted so that Holders receive an additional number of shares of Common Stock equal to:

(i)          the amount of such undeclared, accumulated and unpaid dividends per share of the Mandatory Convertible Preferred Stock (the “Mandatory Conversion Additional Conversion Amount”), divided by

(ii)          the greater of (x) the Floor Price and (y) 97% of the Average Price (calculated using September 15, 2023 as the applicable Dividend Payment Date).

To the extent that the Mandatory Conversion Additional Conversion Amount exceeds the product of such number of additional shares and 97% of the Average Price, the Corporation shall, if it is legally able to do so, and to the extent permitted under the terms of the documents governing its indebtedness, declare and pay such excess amount in cash (computed to the nearest cent) pro rata per share to the Holders. To the extent that the Corporation is not able to pay such excess amount in cash under applicable law and in compliance with its indebtedness, the Corporation shall not have any obligation to pay such amount in cash or deliver additional shares of Common Stock in respect of such amount, and such amount will not form a part of the cumulative dividends on the shares of Mandatory Convertible Preferred Stock.

For the avoidance of doubt, the Mandatory Conversion Rate shall in no event exceed the Maximum Conversion Rate, subject to adjustment in accordance with the provisions of Section 14, and exclusive of any amounts owing in respect of any Mandatory Conversion Additional Conversion Amount or any accrued and unpaid dividends paid at the Corporation’s election in shares of Common Stock.

Section 9.    Early Conversion at the Option of the Holder. (a) Other than during a Fundamental Change Conversion Period, subject to satisfaction of the conversion procedures set forth in Section 11, the Holders shall have the option to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), at any time prior to September 15, 2023 (an “Early Conversion”), into shares of Common Stock at the Minimum Conversion Rate, subject to adjustment in accordance with Section 9(b).

(b)          If, as of any Early Conversion Date, the Corporation has not declared all or any portion of the accumulated and unpaid dividends for all full Dividend Periods ending on or prior to the Dividend Payment Date immediately prior to such Early Conversion Date, the Minimum Conversion Rate shall be adjusted, with respect to the relevant Early Conversion, so that the Holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of Common Stock equal to:

(i)          such amount of undeclared, accumulated and unpaid dividends per share of Mandatory Convertible Preferred Stock for such prior full Dividend Periods (the “Early Conversion Additional Conversion Amount”), divided by

(ii)          the greater of (x) the Floor Price and (y) the Average VWAP per share of the Common Stock over the 20 consecutive Trading Day period (the “Early Conversion Settlement Period”) commencing on, and including, the 21st Scheduled Trading Day immediately preceding the Early Conversion Date (such Average VWAP, the “Early Conversion Average Price”).

 To the extent that the Early Conversion Additional Conversion Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, the Corporation shall not have any obligation to pay the shortfall in cash or deliver shares of Common Stock in respect of such shortfall.

Except as set forth in the first sentence of this Section 9(b), upon any Early Conversion of any shares of Mandatory Convertible Preferred Stock, the Corporation shall make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such Early Conversion Date occurs after the Regular Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case the Corporation shall pay such dividend on such Dividend Payment Date to the Record Holder of the converted shares of the Mandatory Convertible Preferred Stock as of such Regular Record Date, in accordance with Section 4.

Section 10.  Fundamental Change Conversion. (a) If a Fundamental Change occurs on or prior to September 15, 2023, the Holders shall have the right (the “Fundamental Change Conversion Right”) during the Fundamental Change Conversion Period to:

(i)           convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock) (any such conversion pursuant to this Section 10(a) being a “Fundamental Change Conversion”) into a number of shares of Common Stock (or Units of Exchange Property in accordance with Section 15) equal to the Fundamental Change Conversion Rate per share of Mandatory Convertible Preferred Stock;

(ii)          with respect to such converted shares of Mandatory Convertible Preferred Stock, receive an amount equal to the present value, calculated using a discount rate of 2.25% per annum, of all dividend payments on such shares (excluding any Accumulated Dividend Amount) for (a) the partial Dividend Period, if any, from, and including, the Fundamental Change Effective Date to, but excluding, the next Dividend Payment Date and (b) all the remaining full Dividend Periods from, and including, the Dividend Payment Date following the Fundamental Change Effective Date to, but excluding, September 15, 2023 (the “Fundamental Change Dividend Make‑Whole Amount”), payable in cash or shares of Common Stock; and

(iii)         with respect to such converted shares of Mandatory Convertible Preferred Stock, receive the Accumulated Dividend Amount payable in cash or shares of Common Stock,

subject, in the case of clauses (ii) and (iii) to certain limitations with respect to the number of shares of Common Stock the Corporation will be required to deliver as set forth in Section 10(d). Notwithstanding clauses (ii) and (iii), if the Regular Record Date for a Dividend Period for which the Corporation has, as of the Fundamental Change Effective Date, declared a dividend occurs before or during the related Fundamental Change Conversion Period, then the Corporation shall pay such dividend on the relevant Dividend Payment Date to the Record Holders as of such Regular Record Date, in accordance with Section 4, and the Accumulated Dividend Amount shall not include the amount of such dividend, and the Fundamental Change Dividend Make‑Whole Amount shall not include the present value of the payment of such dividend.

(b)          To exercise the Fundamental Change Conversion Right, Holders must submit their shares of Mandatory Convertible Preferred Stock for conversion at any time during the Fundamental Change Conversion Period. Holders that submit their shares of Mandatory Convertible Preferred Stock for conversion during the Fundamental Change Conversion Period shall be deemed to have exercised their Fundamental Change Conversion Right. Holders who do not submit their shares for conversion during the Fundamental Change Conversion Period shall not be entitled to convert their Mandatory Convertible Preferred Stock at the relevant Fundamental Change Conversion Rate or to receive the relevant Fundamental Change Dividend Make‑Whole Amount or the relevant Accumulated Dividend Amount.

The Corporation shall provide written notice (the “Fundamental Change Notice”) to Holders of the Fundamental Change Effective Date no later than the second Business Day immediately following such Fundamental Change Effective Date.

The Fundamental Change Notice shall state:

(i)           the event causing the Fundamental Change;

(ii)          the anticipated Fundamental Change Effective Date or actual Fundamental Change Effective Date, as the case may be;

(iii)         that Holders shall have the right to effect a Fundamental Change Conversion in connection with such Fundamental Change during the Fundamental Change Conversion Period;

(iv)         the Fundamental Change Conversion Period; and

(v)          the instructions a Holder must follow to effect a Fundamental Change Conversion in connection with such Fundamental Change.

(c)          Not later than the second Business Day following the Fundamental Change Effective Date, the Corporation shall notify Holders of:

(i)          the Fundamental Change Conversion Rate (if notice is provided to Holders prior to the anticipated Fundamental Change Effective Date, specifying how the Fundamental Change Conversion Rate will be determined);

(ii)          the Fundamental Change Dividend Make‑Whole Amount and whether the Corporation will pay such amount in cash, shares of Common Stock (or to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable; and

(iii)          the Accumulated Dividend Amount as of the Fundamental Change Effective Date and whether the Corporation will pay such amount in cash, shares of Common Stock (or to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable.

(d)          (i) For any shares of the Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the Common Stock issued upon conversion at the Fundamental Change Conversion Rate, the Corporation shall at its option (subject to satisfaction of the requirements of this Section 10):

(A)          pay the Fundamental Change Dividend Make‑Whole Amount in cash (computed to the nearest cent), to the extent the Corporation is legally permitted to do so and to the extent permitted under the terms of the documents governing its indebtedness;

(B)          increase the number of shares of Common Stock (or Units of Exchange Property) to be issued upon conversion by a number equal to (x) the Fundamental Change Dividend Make‑Whole Amount, divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Stock Price; or

(C)          pay the Fundamental Change Dividend Make‑Whole Amount through any combination of cash and shares of Common Stock (or Units of Exchange Property) in accordance with the provisions of clauses (A) and (B) above.

(ii)          In addition, to the extent that the Accumulated Dividend Amount exists as of the Fundamental Change Effective Date, the converting Holder shall be entitled to receive such Accumulated Dividend Amount upon such Fundamental Change Conversion. The Corporation shall, at its option, pay the Accumulated Dividend Amount (subject to satisfaction of the requirements of this Section 10):

(A)          in cash (computed to the nearest cent), to the extent the Corporation is legally permitted to do so and to the extent permitted under the terms of the documents governing its indebtedness;

(B)          in an additional number of shares of Common Stock (or Units of Exchange Property) equal to (x) the Accumulated Dividend Amount, divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Stock Price; or

(C)          through a combination of cash and shares of Common Stock (or Units of Exchange Property) in accordance with the provisions of clauses (A) and (B) above.

(iii)         The Corporation shall pay the Fundamental Change Dividend Make‑Whole Amount and the Accumulated Dividend Amount in cash, except to the extent the Corporation elects on or prior to the second Business Day following the relevant Fundamental Change Effective Date to make all or any portion of such payments in shares of Common Stock (or Units of Exchange Property). If the Corporation elects to deliver Common Stock (or Units of Exchange Property) in respect of all or any portion of the Fundamental Change Dividend Make‑Whole Amount or the Accumulated Dividend Amount, to the extent that the Fundamental Change Dividend Make‑Whole Amount or the Accumulated Dividend Amount or the dollar amount of any portion thereof paid in Common Stock (or Units of Exchange Property) exceeds the product of (x) the number of additional shares the Corporation delivers in respect thereof and (y) 97% of the Fundamental Change Stock Price, the Corporation shall, if it is legally able to do so, and to the extent permitted under the terms of the documents governing its indebtedness, pay such excess amount in cash (computed to the nearest cent). To the extent that the Corporation is not able to pay such excess amount in cash under applicable law and in compliance with its indebtedness, the Corporation shall not have any obligation to pay such amount in cash or deliver additional shares of Common Stock in respect of such amount.

(iv)         No fractional shares of Common Stock (or, to the extent applicable, Units of Exchange Property) shall be delivered by the Corporation to converting Holders in respect of the Fundamental Change Dividend Make‑Whole Amount or the Accumulated Dividend Amount. The Corporation shall instead pay a cash amount (computed to the nearest cent) to each converting Holder that would otherwise be entitled to receive a fraction of a share of Common Stock (or to the extent applicable, Units of Exchange Property) based on the Average VWAP per share of Common Stock (or to the extent applicable, Units of Exchange Property) over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the relevant Fundamental Change Conversion Date.

(v)          If the Corporation is prohibited from paying or delivering, as the case may be, the Fundamental Change Dividend Make‑ Whole Amount (whether in cash or in shares of Common Stock), in whole or in part, due to limitations of applicable Delaware law, the Fundamental Change Conversion Rate will instead be increased by a number of shares of Common Stock equal to:

(A)          the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make‑Whole Amount, divided by

(B)          the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Stock Price.

To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make‑Whole Amount exceeds the product of such number of additional shares and 97% of the Fundamental Change Stock Price, the Corporation shall not have any obligation to pay the shortfall in cash or deliver additional shares of Common Stock in respect of such amount.

Section 11.          Conversion Procedures. (a) Pursuant to Section 8, on the Mandatory Conversion Date, any outstanding shares of Mandatory Convertible Preferred Stock shall mandatorily and automatically convert into shares of Common Stock.

Subject to any applicable rules and procedures of the Depositary, if more than one share of the Mandatory Convertible Preferred Stock held by the same Holder is automatically converted on the Mandatory Conversion Date, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Mandatory Convertible Preferred Stock so converted.

A Holder of shares of the Mandatory Convertible Preferred Stock that are mandatorily converted shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of the Common Stock upon conversion, except that such Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the Common Stock in a name other than the name of such Holder.

A certificate representing the shares of Common Stock issuable upon conversion shall be issued and delivered to the converting Holder or, if the Mandatory Convertible Preferred Stock being converted is in book‑entry form, the shares of Common Stock issuable upon conversion shall be delivered to the converting Holder through book‑entry transfer through the facilities of the Depositary, in each case, together with delivery by the Corporation to the converting Holder of any cash to which the converting Holder is entitled, only after all applicable taxes and duties, if any, payable by such converting Holder have been paid in full, and such shares and cash will be delivered on the later of (i) the Mandatory Conversion Date and (ii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the shares of Common Stock issuable upon Mandatory Conversion shall be treated as the record holder(s) of such shares of Common Stock as of the Close of Business on the Mandatory Conversion Date. Prior to the Close of Business on the Mandatory Conversion Date, the Common Stock issuable upon conversion of Mandatory Convertible Preferred Stock on the Mandatory Conversion Date shall not be deemed to be outstanding for any purpose and Holders shall have no rights, powers or preferences with respect to such Common Stock, including voting powers, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.

(b)         To effect an Early Conversion pursuant to Section 9, a Holder must:

(i)           complete and manually sign the conversion notice on the back of the Mandatory Convertible Preferred Stock certificate or a facsimile of such conversion notice;

(ii)          deliver the completed conversion notice and the certificated shares of Mandatory Convertible Preferred Stock to be converted to the Conversion and Dividend Disbursing Agent;

(iii)         if required, furnish appropriate endorsements and transfer documents; and

(iv)         if required, pay all transfer or similar taxes or duties, if any.

Notwithstanding the foregoing, to effect an Early Conversion pursuant to Section 9 of shares of Mandatory Convertible Preferred Stock held in global form, the Holder must, in lieu of the foregoing, comply with the applicable procedures of DTC (or any other Depositary for the shares of Mandatory Convertible Preferred Stock held in global form appointed by the Corporation).

The Early Conversion shall be effective on the date on which a Holder has satisfied the foregoing requirements, to the extent applicable (“Early Conversion Date”).

Subject to any applicable rules and procedures of the Depositary, if more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Stock upon conversion, but such Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder.

A certificate representing the shares of Common Stock issuable upon conversion shall be issued and delivered to the converting Holder or, if the Mandatory Convertible Preferred Stock being converted are in book‑entry form, the shares of Common Stock issuable upon conversion shall be delivered to the converting Holder through book‑entry transfer through the facilities of the Depositary, in each case, together with delivery by the Corporation to the converting Holder of any cash to which the converting Holder is entitled, only after all applicable taxes and duties, if any, payable by such converting Holder have been paid in full, and such shares and cash will be delivered on the latest of (i) the second Business Day immediately succeeding the Early Conversion Date, (ii) the second Business Day immediately succeeding the last day of the Early Conversion Settlement Period, and (iii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the shares of Common Stock issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Close of Business on the applicable Early Conversion Date. Prior to the Close of Business on such applicable Early Conversion Date, the shares of Common Stock issuable upon conversion of any shares of Mandatory Convertible Preferred Stock shall not be deemed to be outstanding for any purpose, and Holders shall have no rights, powers or preferences with respect to such shares of Common Stock, including voting powers, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of Mandatory Convertible Preferred Stock.

In the event that an Early Conversion is effected with respect to shares of Mandatory Convertible Preferred Stock representing less than all the shares of the Mandatory Convertible Preferred Stock held by a Holder, upon such Early Conversion the Corporation shall execute and instruct the Transfer Agent and Registrar to countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Mandatory Convertible Preferred Stock as to which Early Conversion was not effected, or, if the Mandatory Convertible Preferred Stock is held in book‑entry form, the Corporation shall cause the Transfer Agent and Registrar to reduce the number of shares of the Mandatory Convertible Preferred Stock represented by the global certificate by making a notation on Schedule I attached to the global certificate or otherwise notate such reduction in the register maintained by such Transfer Agent and Registrar.

(c)          To effect a Fundamental Change Conversion pursuant to Section 10, a Holder must:

(i)          complete and manually sign the conversion notice on the back of the Mandatory Convertible Preferred Stock certificate or a facsimile of such conversion notice;

(ii)         deliver the completed conversion notice and the certificated shares of Mandatory Convertible Preferred Stock to be converted to the Conversion and Dividend Disbursing Agent;

(iii)       if required, furnish appropriate endorsements and transfer documents; and

(iv)         if required, pay all transfer or similar taxes or duties, if any.

Notwithstanding the foregoing, to effect a Fundamental Change Conversion pursuant to Section 10 of shares of Mandatory Convertible Preferred Stock held in global form, the Holder must, in lieu of the foregoing, comply with the applicable procedures of DTC (or any other Depositary for the shares of Mandatory Convertible Preferred Stock held in global form appointed by the Corporation).

The Fundamental Change Conversion shall be effective on the date on which a Holder has satisfied the foregoing requirements, to the extent applicable (the “Fundamental Change Conversion Date”).

Subject to any applicable rules and procedures of the Depositary, if more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Stock upon conversion, but such Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder.

A certificate representing the shares of Common Stock issuable upon conversion shall be issued and delivered to the converting Holder or, if the Mandatory Convertible Preferred Stock being converted are in book‑entry form, the shares of Common Stock issuable upon conversion shall be delivered to the converting Holder through book‑entry transfer through the facilities of the Depositary, in each case, together with delivery by the Corporation to the converting Holder of any cash to which the converting Holder is entitled, only after all applicable taxes and duties, if any, payable by such converting Holder have been paid in full, on the later of (i) the second Business Day immediately succeeding the Fundamental Change Conversion Date and (ii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the shares of Common Stock issuable upon such Fundamental Change Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Close of Business on the applicable Fundamental Change Conversion Date. Prior to the Close of Business on such applicable Fundamental Change Conversion Date, the shares of Common Stock issuable upon conversion of any shares of the Mandatory Convertible Preferred Stock shall not be deemed to be outstanding for any purpose, and Holders shall have no rights, powers or preferences with respect to the Common Stock, including voting powers, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of Mandatory Convertible Preferred Stock.

In the event that a Fundamental Change Conversion is effected with respect to shares of Mandatory Convertible Preferred Stock representing less than all the shares of Mandatory Convertible Preferred Stock held by a Holder, upon such Fundamental Change Conversion the Corporation shall execute and instruct the Transfer Agent and Registrar to countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Mandatory Convertible Preferred Stock as to which Fundamental Change Conversion was not effected, or, if Mandatory Convertible Preferred Stock is held in book‑entry form, the Corporation shall cause the Transfer Agent and Registrar to reduce the number of shares of Mandatory Convertible Preferred Stock represented by the global certificate by making a notation on Schedule I attached to the global certificate or otherwise notate such reduction in the register maintained by such Transfer Agent and Registrar.

(d)        In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Mandatory Convertible Preferred Stock should be registered or, if applicable, the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Corporation and, if applicable, to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.

(e)        Shares of Mandatory Convertible Preferred Stock shall cease to be outstanding on the applicable Conversion Date, subject to the right of Holders of such shares to receive shares of Common Stock issuable upon conversion of such shares of Mandatory Convertible Preferred Stock and other amounts and shares of Common Stock, if any, to which they are entitled pursuant to Sections 8, 9 or 10, as applicable and, if the applicable Conversion Date occurs after the Regular Record Date for a declared dividend and prior to the immediately succeeding Dividend Payment Date, subject to the right of the Record Holders of such shares of the Mandatory Convertible Preferred Stock on such Regular Record Date to receive payment of the full amount of such declared dividend on such Dividend Payment Date pursuant to Section 4.

Section 12.  Reservation of Common Stock. (a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Mandatory Convertible Preferred Stock as herein provided, free from any preemptive or other similar rights, a number of shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Mandatory Convertible Preferred Stock (which shall initially equal a number of shares of Common Stock equal to the sum of (x) the product of (i) 23,000,000 shares of Mandatory Convertible Preferred Stock, and (ii) the initial Maximum Conversion Rate and (y) the product of (i) 23,000,000 shares of Mandatory Convertible Preferred Stock, and (ii) the maximum number of shares of Common Stock that would be added to the Mandatory Conversion Rate assuming (A) the Corporation paid no dividends on the shares of Mandatory Convertible Preferred Stock prior to the Mandatory Conversion Date and (B) the Floor Price is greater than 97% of the relevant Average Price. For purposes of this Section 12(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Mandatory Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)          Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Mandatory Convertible Preferred Stock or as payment of any dividend on such shares of Mandatory Convertible Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)         All shares of Common Stock delivered upon conversion or redemption of, or as payment of a dividend on, the Mandatory Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non‑assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders) and free of preemptive rights.

(d)        Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of Mandatory Convertible Preferred Stock, the Corporation shall use commercially reasonable efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)       The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on NYSE or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and use its commercially reasonable efforts to keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion (including, for the avoidance of doubt, with respect to the Mandatory Conversion Additional Conversion Amount or Early Conversion Additional Conversion Amount) of, or issuable in respect of the payment of dividends, the Accumulated Dividend Amount, the Fundamental Change Dividend Make‑Whole Amount and the Acquisition Termination Make‑ Whole Amount on, the Mandatory Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the earlier of (x) the first conversion of Mandatory Convertible Preferred Stock into Common Stock in accordance with the provisions hereof and (y) the first payment of any dividends, any Accumulated Dividend Amount, any Fundamental Change Dividend Make‑Whole Amount or any Acquisition Termination Make‑Whole Amount on the Mandatory Convertible Preferred Stock, the Corporation covenants to list such Common Stock issuable upon the earlier of (1) the first conversion of the Mandatory Convertible Preferred Stock and (2) the first payment of any dividends, any Accumulated Dividend Amount or any Fundamental Change Dividend Make‑Whole Amount on the Mandatory Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 13.          Fractional Shares. (a) No fractional shares of Common Stock shall be issued to Holders as a result of any conversion of shares of Mandatory Convertible Preferred Stock.

(b)         In lieu of any fractional shares of Common Stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock of any Holder that are converted on the Mandatory Conversion Date pursuant to Section 8 or at the option of the Holder pursuant to Section 9 or Section 10, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the product of (i) that same fraction and (ii) the Average VWAP of the Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Mandatory Conversion Date, Early Conversion Date or Fundamental Change Conversion Date, as applicable.

Section 14.          Anti‑Dilution Adjustments to the Fixed Conversion Rates. (a) Each Fixed Conversion Rate shall be adjusted as set forth in this Section 14, except that the Corporation shall not make any adjustments to the Fixed Conversion Rates if Holders participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of Common Stock and solely as a result of holding the Mandatory Convertible Preferred Stock, in any of the transactions set forth in Sections 14(a)(i)‑(v) without having to convert their Mandatory Convertible Preferred Stock as if they held a number of shares of Common Stock equal to (i) the Maximum Conversion Rate as of the Record Date for such transaction, multiplied by (ii) the number of shares of Mandatory Convertible Preferred Stock held by such Holder.

(i)          If the Corporation exclusively issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Corporation effects a share split or share combination, each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1  = CR0 × OS1
         OS0

                             where,

CR0 =
such Fixed Conversion Rate in effect immediately prior to the Close of Business on the Record Date of such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share split or share combination, as applicable;

CR1 =	such Fixed Conversion Rate in effect immediately after the Close of Business on such Record Date or immediately after the Open of Business on such Effective Date, as applicable;

OS0 =
the number of shares of Common Stock outstanding immediately prior to the Close of Business on such Record Date or immediately prior to the Open of Business on such Effective Date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 14(a)(i) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type set forth in this Section 14(a)(i) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this Section 14(a)(i), the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date or immediately prior to the Open of Business on the relevant Effective Date, as the case may be, and the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination shall, in each case, not include shares that the Corporation holds in treasury. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock that it holds in treasury.

(ii)        If the Corporation issues to all or substantially all holders of Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of Common Stock at a price per share that is less than the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, each Fixed Conversion Rate shall be increased based on the following formula:

CR1  = CR0 ×  OS0 + X
          OS0 + Y

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such issuance

CR1 =	such Fixed Conversion Rate in effect immediately after the Close of Business on such Record Date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Close of Business on such Record Date;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y=
the number of shares of Common Stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 14(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are not delivered after the exercise of such rights, options or warrants, each Fixed Conversion Rate shall be decreased to such Fixed Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered, if any. If such rights, options or warrants are not so issued, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such Record Date for such issuance had not occurred.

For the purpose of this Section 14(a)(ii), in determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Average VWAP per share for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors or a committee thereof.

(iii)          If the Corporation distributes shares of its capital stock, evidences of the Corporation’s indebtedness, other assets or   property of the Corporation or rights, options or warrants to acquire its capital stock or other securities, to all or substantially all holders of Common Stock, excluding:

(A)          dividends, distributions or issuances as to which the provisions set forth in Section 14(a)(i) or Section 14(a)(ii) shall apply;

(B)          dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 14(a)(iv) shall apply;

(C)          any dividends and distributions upon conversion of, or in exchange for, shares of Common Stock in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as set forth under Section 15;

(D)          except as otherwise set forth in Section 14(a)(vii), rights issued pursuant to a shareholder rights plan adopted by the Corporation; and

(E)          Spin‑Offs as to which the provisions set forth below in this Section 14(a)(iii) shall apply; then each Fixed Conversion Rate shall be increased based on the following formula:

CR1  = CR0 ×    SP0
        SP0 ‑ FMV

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1 =	such Fixed Conversion Rate in effect immediately after the Close of Business on such Record Date;

SP0 =	the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex‑Date for such distribution; and

FMV =
the fair market value (as determined by the Board of Directors or a committee thereof in good faith) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed, expressed as an amount per share of Common Stock on the Ex‑Date for such distribution.

Any increase made under the portion of this Section 14(a)(iii) will become effective immediately after the Close of Business on the Record Date for such distribution. If such distribution is not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, in respect of each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of Common Stock, the amount and kind of the Corporation’s capital stock, evidences of the Corporation’s indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its capital stock or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Maximum Conversion Rate in effect on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 14(a)(iii) where there has been a Spin‑Off, each Fixed Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × FMV0 + MP0
                 MP0
where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the Open of Business on the Ex‑Date for the Spin‑Off;

CR1=	such Fixed Conversion Rate in effect immediately after the Open of Business on the Ex‑Date for the Spin‑Off;

FMV0 =
the Average VWAP per share of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the ten consecutive Trading Day period commencing on, and including, the Ex‑Date for the Spin‑Off (the “Valuation Period”); and

MP0 =	the Average VWAP per share of Common Stock over the Valuation Period.

The increase to each Fixed Conversion Rate under the preceding paragraph will be calculated as of the Close of Business on the last Trading Day of the Valuation Period but will be given retroactive effect as of immediately after the Open of Business on the Ex‑Date of the Spin‑Off. Because the Corporation shall make the adjustment to each Fixed Conversion Rate with retroactive effect, it shall delay the settlement of any conversion of the Mandatory Convertible Preferred Stock where any date for determining the number of shares of Common Stock issuable to a Holder occurs during the Valuation Period until the second Business Day after the last Trading Day of such Valuation Period. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date the Board of Directors or a committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

For purposes of this Section 14(a)(iii) (and subject in all respects to Section 14(a)(i) and Section 14(a)(ii)):

    (F)          rights, options or warrants distributed by the Corporation to all or substantially all holders of the Common Stock entitling them to subscribe for or purchase shares of the Corporation’s capital stock, including Common Stock (either initially or under certain conditions), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”):

(1)	are deemed to be transferred with such shares of the Common Stock;

(2)	are not exercisable; and

(3)	are also issued in respect of future issuances of the Common Stock,

shall be deemed not to have been distributed for purposes of this Section 14(a)(iii) (and no adjustment to the Fixed Conversion Rates under this Section 14(a)(iii) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Fixed Conversion Rates shall be made under this Section 14(a)(iii).

(G)          If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Initial Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).

(H)          In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding clause (B)) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Fixed Conversion Rates under this clause (iii) was made:

 (1)           in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, upon such final redemption or repurchase (x) the Fixed Conversion Rates shall be readjusted as if such rights, options or warrants had not been issued and (y) the Fixed Conversion Rates shall then  again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution pursuant to Section 14(a)(iv), equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase; and

(2)           in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Fixed Conversion Rates shall be readjusted as if such rights, options and warrants had not been issued;

provided that, in each case, such rights, options or warrants are deemed to be transferred with such shares of the Common Stock and are also issued in respect of future issuances of the Common Stock.

For purposes of Section 14(a)(i), Section 14(a)(ii) and this Section 14(a)(iii), if any dividend or distribution to which this Section 14(a)(iii) is applicable includes one or both of:

(A)          a dividend or distribution of shares of Common Stock to which Section 14(a)(i) is applicable (the “Clause A Distribution”); or

(B)          an issuance of rights, options or warrants to which Section 14(a)(ii) is applicable (the “Clause B Distribution”), then:

    (1)          such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 14(a)(iii) is applicable (the “Clause C Distribution”) and any Fixed Conversion Rate adjustment required by this Section 14(a)(iii) with respect to such Clause C Distribution shall then be made; and

    (2)          the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Fixed Conversion Rate adjustment required by Section 14(a)(i) and Section 14(a)(ii) with respect thereto shall then be made, except that, if determined by the Corporation (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the Close of Business on such Record Date or immediately prior to the Open of Business on such Effective Date” within the meaning of Section 14(a)(i) or “outstanding immediately prior to Close of Business on such Record Date” within the meaning of Section 14(a)(ii).

(iv)       If any cash dividend or distribution is made to all or substantially all holders of Common Stock other than a regular, quarterly cash dividend that does not exceed $0.135 per share (the “Initial Dividend Threshold”), each Fixed Conversion Rate shall be adjusted based on the following formula:

CR1  = CR0 ×       SP0  ‑ T
               SP0 ‑ C
where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR1 =	such Fixed Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0 =	the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex‑Date for such distribution;

T =	the Initial Dividend Threshold; provided that if the dividend or distribution is not a regular quarterly cash dividend, the Initial Dividend Threshold shall be deemed to be zero; and

C =	the amount in cash per share the Corporation distributes to all or substantially all holders of Common Stock.

The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to each Fixed Conversion Rate; provided that no adjustment will be made to the Initial Dividend Threshold for any adjustment to each Fixed Conversion Rate under this Section 14(a)(iv).

Any increase made under this Section 14(a)(iv) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date the Board of Directors or a committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of shares of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Maximum Conversion Rate on the Record Date for such cash dividend or distribution.

(v)          If the Corporation or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period (the “Averaging Period”) commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), each Fixed Conversion Rate shall be increased based on the following formula:

CR1  = CR0x         AC + (SP1 x OS1)
                    OS0 x SP1
where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the Close of Business on the Expiration Date;

CR1 =	such Fixed Conversion Rate in effect immediately after the Close of Business on the Expiration Date;

AC =
the aggregate value of all cash and any other consideration (as determined by the Board of Directors or a committee thereof in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0 =
the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =
the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the Average VWAP of Common Stock over the Averaging Period.

The increase to each Fixed Conversion Rate under the preceding paragraph will be calculated at the Close of Business on the last Trading Day of the Averaging Period but will be given retroactive effect as of immediately after the Close of Business on the Expiration Date. Because the Corporation will make the adjustment to each Fixed Conversion Rate with retroactive effect, it will delay the settlement of any conversion of the Mandatory Convertible Preferred Stock where any date for determining the number of shares of Common Stock issuable to a Holder occurs during the Averaging Period until the second Business Day after the last Trading Day of the Averaging Period. For the avoidance of doubt, no adjustment under this Section 14(a)(v) will be made if such adjustment would result in a decrease in any Fixed Conversion Rate, except as set forth in the immediately succeeding sentence.

In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall again be adjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made (or had been made only in respect of the purchases that have been made and not rescinded).

(vi)         If:

(A)          the record date for a dividend or distribution on shares of the Common Stock occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date; and

(B)          such dividend or distribution would have resulted in an adjustment of the number of shares of Common Stock issuable to the Holders had such record date occurred on or before the last Trading Day of such 20‑Trading Day period, then the Corporation shall deem the Holders to be holders of record, for each share of their Mandatory Convertible Preferred Stock, of a number of shares of Common Stock equal to the Mandatory Conversion Rate for purposes of that dividend or distribution, and in such a case, the Holders would receive the dividend or distribution on Common Stock together with the number of shares of Common Stock issuable upon mandatory conversion of Mandatory Convertible Preferred Stock.

(vii)        If the Corporation has a rights plan in effect upon conversion of the Mandatory Convertible Preferred Stock into Common Stock, the Holders shall receive, in addition to any shares of Common Stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, each Fixed Conversion Rate will be adjusted at the time of separation as if the Corporation distributed to all or substantially all holders of Common Stock, shares of its capital stock, evidences of indebtedness, assets, property, rights, options or warrants as set forth in Section 14(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(viii)      The Corporation may (but is not required to), to the extent permitted by law and the rules of NYSE or any other securities exchange on which the shares of Common Stock or the Mandatory Convertible Preferred Stock is then listed, increase each Fixed Conversion Rate by any amount for a period of at least 20 Business Days if such increase is irrevocable during such 20 Business Days and the Board of Directors, or a committee thereof, determines that such increase would be in the best interest of the Corporation. The Corporation may also (but is not required to) make such increases in each Fixed Conversion Rate as it deems advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. However, in either case, the Corporation may only make such discretionary adjustments if it makes the same proportionate adjustment to each Fixed Conversion Rate.

(ix)         The Corporation shall not adjust the Fixed Conversion Rates:

(A)          upon the issuance of shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan;

(B)          upon the issuance of any shares of Common Stock or rights or warrants to purchase such shares of Common Stock pursuant to any present or future benefit or other incentive plan or program of or assumed by the Corporation or any of its Subsidiaries;

(C)          upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in (B) of this Section 14(a)(ix) and outstanding as of the Initial Issue Date;

(D)          for a change in par value of the Common Stock;

(E)          for stock repurchases that are not tender or exchange offers referred to in Section 14(a)(v), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board of Directors;

(F)          for accumulated dividends on the Mandatory Convertible Preferred Stock, except as described in Sections 8, 9 and 10; or

(G)          for any other issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities, except as otherwise stated herein.

(x)         Adjustments to each Fixed Conversion Rate will be calculated to the nearest 1/10,000th of a share of Common Stock. No adjustment to any Fixed Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Fixed Conversion Rate; provided, however, that if an adjustment is not made because the adjustment does not change the Fixed Conversion Rates by at least 1%, then such adjustment will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, on each date for determining the number of shares of Common Stock issuable to a Holder upon any conversion of the Mandatory Convertible Preferred Stock or redemption of the Mandatory Convertible Preferred Stock, the Corporation shall give effect to all adjustments that otherwise had been deferred pursuant to this clause (x), and those adjustments will no longer be carried forward and taken into account in any future adjustment. Except as otherwise provided above, the Corporation will be responsible for making all calculations called for under the Mandatory Convertible Preferred Stock. These calculations include, but are not limited to, determinations of the Fundamental Change Stock Price, the VWAPs, the Average VWAPs and the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock and shall be made in good faith.

(xi)        For the avoidance of doubt, if an adjustment is made to the Fixed Conversion Rates, no separate inversely proportionate adjustment will be made to the Initial Price or the Threshold Appreciation Price because the Initial Price is equal to $50.00 divided by the Maximum Conversion Rate (as adjusted in the manner described herein) and the Threshold Appreciation Price is equal to $50.00 divided by the Minimum Conversion Rate (as adjusted in the manner described herein).

(xii)       Whenever any provision of the Certificate of Designations requires the Corporation to calculate the VWAP per share of Common Stock over a span of multiple days, the Board of Directors, or any authorized committee thereof, shall make appropriate adjustments in good faith (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the Fundamental Change Stock Price and the Average Price, as the case may be) to account for any adjustments to the Fixed Conversion Rates (as the case may be) that become effective, or any event that would require such an adjustment if the Ex‑Date, Effective Date, Record Date or Expiration Date, as the case may be, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

(b)          Whenever the Fixed Conversion Rates are to be adjusted, the Corporation shall:

(i)           compute such adjusted Fixed Conversion Rates;

(ii)          within 10 Business Days after the Fixed Conversion Rates are to be adjusted, provide or cause to be provided, a written notice to the Holders of the occurrence of such event; and

(iii)          within 10 Business Days after the Fixed Conversion Rates are to be adjusted, provide or cause to be provided, to the Holders, a statement setting forth in reasonable detail the method by which the adjustments to the Fixed Conversion Rates were determined and setting forth such adjusted Fixed Conversion Rates.

Section 15.          Recapitalizations, Reclassifications and Changes of Common Stock. In the event of:

(i)           any consolidation or merger of the Corporation with or into another Person;

(ii)          any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;

(iii)          any reclassification of Common Stock into securities including securities other than Common Stock; or

(iv)          any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition),

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share of the Mandatory Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders, become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such Holder would have been entitled to receive if such Holder had converted its Mandatory Convertible Preferred Stock into Common Stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of such Exchange Property that a holder of one share of Common Stock is entitled to receive).

If any Reorganization Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Exchange Property into which the Mandatory Convertible Preferred Stock shall be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of the Common Stock in such Reorganization Event.

The Corporation shall notify Holders of the weighted average as soon as practicable after such determination is made.

The number of Units of Exchange Property the Corporation shall deliver for each share of Mandatory Convertible Preferred Stock converted or subject to Acquisition Termination Redemption, or as a payment of dividends on the Mandatory Convertible Preferred Stock, as applicable, following the effective date of such Reorganization Event shall be determined as if references in Section 6, Section 8, Section 9 and Section 10 to shares of Common Stock were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a Record Date that is prior to the date on which Holders of Mandatory Convertible Preferred Stock become holders of record of the underlying shares of Common Stock). For the purpose of determining which of clauses (i), (ii) and (iii) of Section 8(b) shall apply upon Mandatory Conversion, and for the purpose of calculating the Mandatory Conversion Rate if clause (ii) of Section 8(b) is applicable, the value of a Unit of Exchange Property shall be determined in good faith by the Board of Directors or an authorized committee thereof (which determination will be final), except that if a Unit of Exchange Property includes common stock or American Depositary Receipts (“ADRs”) that are traded on a U.S. national securities exchange, the value of such common stock or ADRs shall be the average over the 20 consecutive Trading Day period used for calculating the Applicable Market Value of the volume‑weighted Average Prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by the Board of Directors or an authorized committee thereof (which determination will be final)); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume‑weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

The above provisions of this Section 15 shall similarly apply to successive Reorganization Events, and the provisions of Section 14 shall apply to any shares of capital stock or ADRs of the Corporation (or any successor thereto) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 15.

In connection with any Reorganization Event, the Initial Dividend Threshold shall be subject to adjustment as described in clause (i), clause (ii) or clause (iii) below, as the case may be:

(i)           In the case of a Reorganization Event in which the Exchange Property (determined, as appropriate, as set forth above in this Section 15 and excluding any dissenters’ appraisal rights) is composed entirely of shares of common stock (the “Reorganization Common Stock”), the Initial Dividend Threshold at and after the effective time of such Reorganization Event will be equal to (x) the Initial Dividend Threshold immediately prior to the effective time of such Reorganization Event, divided by (y) the number of shares of Reorganization Common Stock that a holder of one share of Common Stock would receive in such Reorganization Event (such quotient rounded down to the nearest cent).

(ii)          In the case of a Reorganization Event in which the Exchange Property (determined, as appropriate, as set forth above in this Section 15 and excluding any dissenters’ appraisal rights) is composed in part of shares of Reorganization Common Stock, the Initial Dividend Threshold at and after the effective time of such Reorganization Event will be equal to (x) the Initial Dividend Threshold immediately prior to the effective time of such Reorganization Event, multiplied by (y) the Reorganization Valuation Percentage for such Reorganization Event (such product rounded down to the nearest cent).

(iii)          For the avoidance of doubt, in the case of a Reorganization Event in which the Exchange Property (determined, as appropriate, as set forth above in this Section 15 and excluding any dissenters’ appraisal rights) is composed entirely of consideration other than shares of common stock, the Initial Dividend Threshold at and after the effective time of such Reorganization Event will be equal to zero.

Section 16.  Transfer Agent, Registrar, and Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent for Mandatory Convertible Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent in accordance with the agreement between the Corporation and the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent, as the case may be; provided that if the Corporation removes American Stock Transfer & Trust Company, LLC, the Corporation shall appoint a successor transfer agent, registrar or conversion and dividend disbursing agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall give notice thereof to the Holders.

Section 17.  Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Holder of any shares of Mandatory Convertible Preferred Stock as the true and lawful owner thereof for all purposes.

Section 18.  Notices. All notices or communications in respect of Mandatory Convertible Preferred Stock shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or the Bylaws and by applicable law. Notwithstanding the foregoing, if the shares of Mandatory Convertible Preferred Stock are represented by a Global Preferred Certificate, such notices may also be given to the Holders in any manner permitted by DTC or any similar facility used for the settlement of transactions in Mandatory Convertible Preferred Stock.

Section 19.  No Preemptive Rights. The Holders shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class.

Section 20.  Other Rights. The shares of Mandatory Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Section 21.   Book‑Entry Form. (a) The Mandatory Convertible Preferred Stock shall be issued in the form of one or more permanent global shares of Mandatory Convertible Preferred Stock in definitive, fully registered form eligible for book‑entry settlement with the global legend as set forth on the form of Mandatory Convertible Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Certificate” and the shares of Mandatory Convertible Preferred Stock represented by such Global Preferred Certificate, the “Global Preferred Shares”), which is hereby incorporated in and expressly made part of this Certificate of Designations. The Global Preferred Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Certificates shall be deposited on behalf of the Holders represented thereby with the Registrar, at its New York office as custodian for the Depositary, and registered in the name of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Certificate may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.

This Section 21(a) shall apply only to a Global Preferred Certificate deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 21(a), countersign and deliver any Global Preferred Certificate that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Global Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Global Preferred Shares, this Certificate of Designations or the Charter.

Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Mandatory Convertible Preferred Stock, unless (x) the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days. In any such case, the Global Preferred Certificates shall be exchanged in whole for definitive stock certificates that are not issued in global form, with the same terms and of an equal aggregate Liquidation Preference, and such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(b)        Signature. Any two authorized Officers shall sign each Global Preferred Certificate for the Corporation, in accordance with the Corporation’s Bylaws and applicable Delaware law, by manual or facsimile signature. If an Officer whose signature is on a Global Preferred Certificate no longer holds that office at the time the Registrar countersigned such Global Preferred Certificate, such Global Preferred Certificate shall be valid nevertheless. A Global Preferred Certificate shall not be valid until an authorized signatory of the Registrar manually countersigns such Global Preferred Certificate. Each Global Preferred Certificate shall be dated the date of its countersignature. The foregoing paragraph shall likewise apply to any certificate representing shares of Mandatory Convertible Preferred Stock.

Section 22. Listing. The Corporation hereby covenants and agrees that, if its listing application for the Mandatory Convertible Preferred Stock is approved by NYSE, upon such listing, the Corporation shall use its commercially reasonable efforts to keep the Mandatory Convertible Preferred Stock listed on NYSE.

If the Global Preferred Share or Global Preferred Shares, as the case may be, shall be listed on NYSE or any other stock exchange, the Depositary may, with the written approval of the Corporation, appoint a registrar (acceptable to the Corporation) for registration of such Global Preferred Share or Global Preferred Shares, as the case may be, in accordance with the requirements of such exchange. Such registrar (which may be the Registrar if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Registrar upon the request or with the written approval of the Corporation. If the Global Preferred Share or Global Preferred Shares, as the case may be, are listed on one or more other stock exchanges, the Registrar will, at the request and expense of the Corporation, arrange such facilities for the delivery, transfer, surrender and exchange of such Global Preferred Share or Global Preferred Shares, as the case may be, and the Global Preferred Certificate or Global Preferred Certificates representing such shares as may be required by law or applicable stock exchange regulations.

Section 23.  Stock Certificates. (a) Shares of Mandatory Convertible Preferred Stock may be represented by stock certificates substantially in the form set forth as Exhibit A hereto.

(b)        Stock certificates representing shares of the Mandatory Convertible Preferred Stock shall be signed by any two authorized Officers of the Corporation, in accordance with the Bylaws and applicable Delaware law, by manual or facsimile signature.

(c)         A stock certificate representing shares of the Mandatory Convertible Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent and Registrar. Each stock certificate representing shares of the Mandatory Convertible Preferred Stock shall be dated the date of its countersignature.

(d)        If any Officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent and Registrar countersigns the stock certificate, the stock certificate shall be valid nonetheless.

Section 24.  Replacement Certificates. If any Mandatory Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Mandatory Convertible Preferred Stock certificate, or in lieu of and substitution for the Mandatory Convertible Preferred Stock certificate lost, stolen or destroyed, a new Mandatory Convertible Preferred Stock certificate of like tenor and representing an equivalent Liquidation Preference of shares of Mandatory Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Mandatory Convertible Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

EXHIBIT A

[FORM OF FACE OF 6.00% SERIES C MANDATORY CONVERTIBLE PREFERRED STOCK

CERTIFICATE]

[INCLUDE FOR GLOBAL PREFERRED SHARES]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE STATEMENT WITH RESPECT TO SHARES. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number   ] [Initial] Number of Shares of Mandatory
Convertible Preferred Stock [ ]

CUSIP 48251W 401
 ISIN US48251W4015

KKR & CO. INC.

6.00% Series C Mandatory Convertible Preferred Stock
 (par value $0.01 per share)
 (Liquidation Preference as specified below)

KKR & Co. Inc., a Delaware corporation (the “Corporation”), hereby certifies that [ ] (the “Holder”), is the registered owner of [ ] [the number shown on Schedule I hereto of] fully paid and non‑assessable shares of the Corporation’s designated 6.00% Series C Mandatory Convertible Preferred Stock, with a par value of $0.01 per share and a Liquidation Preference of $50.00 per share (the “Mandatory Convertible Preferred Stock”). The shares of Mandatory Convertible Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, restrictions, preferences and other terms and provisions of Mandatory Convertible Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations of 6.00% Series C Mandatory Convertible Preferred Stock of KKR & Co. Inc. dated May 31, 2022 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to the Holder without charge upon written request to the Corporation at its principal place of business. In the case of any conflict between this Certificate and the Certificate of Designations, the provisions of the Certificate of Designations shall control and govern.

Reference is hereby made to the provisions of Mandatory Convertible Preferred Stock set forth on the reverse hereof and in the Certificate of Designations, which provisions shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent and Registrar have properly countersigned, these shares of Mandatory Convertible Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by the below authorized Officers of the Corporation this [ ] of [ ] [ ].

KKR & CO. INC.

By:
Name:
Title:

By:
Name:
Title:

COUNTERSIGNATURE

These are shares of Mandatory Convertible Preferred Stock referred to in the within‑mentioned Certificate of Designations.

Dated: [ ], [ ]

American Stock Transfer & Trust Company, LLC as Transfer Agent and Registrar

By:
Name:
Title:

[FORM OF REVERSE OF CERTIFICATE FOR 6.00% SERIES C MANDATORY CONVERTIBLE PREFERRED STOCK]

Cumulative dividends on each share of Mandatory Convertible Preferred Stock shall be payable at the applicable rate provided in the Certificate of Designations when, as and if declared by the Board of Directors.

The shares of Mandatory Convertible Preferred Stock shall be convertible in the manner and accordance with the terms set forth in the Certificate of Designations.

The Corporation shall furnish without charge to each Holder who so requests the powers, designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of stock of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

NOTICE OF CONVERSION

(To be Executed by the Holder
 in order to Convert 6.00% Series C Mandatory Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) 6.00% Series C Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Stock”), of KKR & Co. Inc. (hereinafter called the “Corporation”), represented by stock certificate No(s). [ ] (the “Mandatory Convertible Preferred Stock Certificates”), into common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) according to the conditions of the Certificate of Designations of Mandatory Convertible Preferred Stock (the “Certificate of Designations”), as of the date written below. Holders that submit shares of Mandatory Convertible Preferred Stock during a Fundamental Change Conversion Period shall be deemed to have exercised their Fundamental Change Conversion Right.

If Common Stock is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Mandatory Convertible Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:
Applicable Conversion Rate:
Shares of Mandatory Convertible
Preferred Stock to be Converted:
Shares of Common Stock to be Issued:*
Signature:
Name:
Address:**
Fax
No.:

*
The Corporation is not required to issue Common Stock until the original Mandatory Convertible Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or the Conversion and Dividend Disbursing Agent.

**	Address where Common Stock and any other payments or certificates shall be sent by the Corporation.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of 6.00% Series C Mandatory Convertible Preferred Stock evidenced hereby to:

 (Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of 6.00% Series C Mandatory Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Certificate)

Signature
Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

SCHEDULE I

KKR & Co. Inc.

Global Preferred Certificate
 6.00% Series C Mandatory Convertible Preferred Stock

Certificate Number:

The number of shares of Mandatory Convertible Preferred Stock initially represented by this Global Preferred Certificate shall be [ ].

Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of Mandatory Convertible Preferred Stock evidenced by this Global Preferred Certificate in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Certificate	Amount of Increase in Number of Shares Represented by this Global Preferred Certificate	Number of Shares Represented by this Global Preferred Certificate following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

(I)	Attach Schedule I only to Global Preferred Certificate.